UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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MASIMO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2018 Annual Meeting of Stockholders & Proxy Statement

Masimo

May 31, 2018 • 52 Discovery, Irvine, California, 92618

MASIMO CORPORATION
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Masimo Corporation, a Delaware corporation (the “Company”), or any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 31, 2018, at 2:00 p.m. Pacific Time at the principal executive offices of the Company at 52 Discovery, Irvine, California 92618. Information concerning the matters to be considered and voted upon at the 2018 Annual Meeting is set out in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Throughout 2017, we experienced strong product revenue growth due to the continued broad adoption of our products throughout the world, shipping a record number of SET® pulse oximeters and rainbow SET™ Pulse Co-Oximeters. While revenues from our core SET® and rainbow® products also set records, we are also encouraged by the increasing level of revenues coming from our new products, including our brain function monitoring technologies, as well as our other monitoring product offerings. We attribute our strong financial performance to the successful completion of our initial ten year plan that was implemented as part of our initial public offering in 2007, and which resulted in our ability to grow our product revenues and operating margins without sacrificing what our customers expect from us: great technology, innovative products and excellent service.
Regardless of the number of shares you hold or whether you plan to attend the Annual Meeting in person, you are encouraged to make sure that your shares are represented at our Annual Meeting. Accordingly, please authorize a proxy to vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you hold your shares in record name or have a valid proxy and subsequently choose to attend the Annual Meeting.
We look forward to your continued support.

Joe Kiani, Chairman and Chief Executive Officer

MASIMO CORPORATION
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
We will hold the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Masimo Corporation, a Delaware corporation (the “Company”), or any adjournment or postponement thereof, at the principal executive offices of the Company at 52 Discovery, Irvine, California, 92618, on Thursday, May 31, 2018, at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect the following nominees as Class II directors to serve until our 2021 Annual Meeting of Stockholders: Mr. Thomas Harkin, and Mr. Joe Kiani;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 29, 2018;

3.	To vote on an advisory resolution to approve named executive officer compensation; and

4.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 2, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. This notice is being mailed to all stockholders of record entitled to vote at the Annual Meeting on or about April 27, 2018.

By Order of the Board of Directors

Chairman & Chief Executive Officer
Irvine, California
April 20, 2019

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date and sign and return the enclosed proxy or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you choose to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
SPECIAL NOTE ON FORWARD LOOKING INFORMATION
This proxy statement contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements. These statements are often identified by the use of words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “ongoing”, “opportunity”, “plan”, “potential”, “predicts”, “seek”, “should”, “will” or “would”, and similar expressions and variations or negatives of these words. These forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information currently available to management, all of which is subject to change. Such forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and could cause our actual results and the timing of certain events to differ materially and adversely from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed under Item 1A-“Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as filed with the Securities and Exchange Commission on February 28, 2018. Furthermore, such forward-looking statements speak only as of the date of this proxy statement. We undertake no obligation to update or revise publicly any forward-looking statements to reflect events or circumstances after the date of such statements for any reason, except as required by law.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS	4	PAY RATIO DISCLOSURE	80
2018 PROXY STATEMENT SUMMARY	7	AUDIT RELATED MATTERS	81
PROXY STATEMENT	13	Audit Committee Report	81
QUESTIONS AND ANSWERS YOU MAY HAVE ABOUT THESE PROXY MATERIALS AND VOTING	13	Audit Committee’s Pre-Approval Policies and Procedures	82
		Principal Accountant Fees and Services	82
EXECUTIVE OFFICERS	20	PROPOSAL NO. 1: ELECTION OF DIRECTORS	83
BOARD OF DIRECTORS	23	PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	84
CORPORATE GOVERNANCE AND BOARD MATTERS	26
Corporate Governance Guidelines	26	PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	85
Independence of the Board of Directors	26
Board Leadership Structure	26
Board’s Role in Risk Oversight	27	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	87
Meetings and Executive Sessions	27
Policy Regarding Board Member Attendance at Annual Meetings	27	SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	89
Information Regarding Board Committees	27
Consideration of Director Nominees	32	TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	90
Stockholder Communications with the Board of Directors	33
Code of Business Conduct and Ethics	34	HOUSEHOLDING	92
NON-EMPLOYEE DIRECTOR COMPENSATION	35	ANNUAL REPORT ON FORM 10-K	92
Non-Employee Director Stock Ownership Policy	36	IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR STOCKHOLDERS MEETING TO BE HELD ON MAY 31, 2017	93
EXECUTIVE COMPENSATION	37
Compensation Discussion and Analysis	37
Compensation Committee Report	63	OTHER MATTERS	93
Compensation Committee Interlocks and Insider Participation	64	APPENDIX A	A-1
Summary Compensation Table	65	APPENDIX B	B-1
Grants of Plan-Based Awards During Fiscal Year 2017	67	APPENDIX C	C-1
Outstanding Equity Awards at December 30, 2017	69
Option Exercises and Stock Vested During Fiscal Year 2017	71
Employment Arrangements with Named Executive Officers	71

2018 PROXY STATEMENT SUMMARY
The following summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.

INFORMATION ABOUT OUR 2018 ANNUAL MEETING OF STOCKHOLDERS
Date & Time	Thursday, May 31, 2018	at 2:00 p.m. Pacific Time
Location	52 Discovery, Irvine, California, 92618
Admission	If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
Webcast	A live audio webcast of the Annual Meeting will be available on the Investor Relations page of our website at http://www.masimo.com/About-Masimo/investors at 2:00 p.m. Pacific Time on May 31, 2018.
Record Date	April 2, 2018

HOW TO VOTE
By internet	By telephone	By mail
:	(	*

Visit www.envisionreports.com/MASI and follow the instructions set forth on the internet site.	Dial the toll-free telephone number listed on your proxy card under the heading “vote by telephone”, follow the recorded instructions.	Using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

If you vote by proxy, your vote must be received by 11:00 p.m. Pacific Time on May 30, 2018 to be counted.

VOTING MATTERS AND BOARD RECOMMENDATIONS
		Board Recommendation	Page Number of Additional Information
Proposal #1	Election of two Class II director nominees	“FOR” each nominee	83
Proposal #2	Ratification of the selection of our independent registered public accounting firm	“FOR”	84
Proposal #3	Advisory vote to approve the compensation of our named executive officers	“FOR”	85

| 2018 Proxy Statement

DIRECTOR NOMINEES
Below is an overview of each of the director nominees you are being asked to elect at the 2018 Annual Meeting:

Joe Kiani
Joe Kiani is the founder of Masimo and has served as Chief Executive Officer (“CEO”) and Chairman of the Board since our inception in 1989. He is an inventor on more than 100 patents related to signal processing, sensors and patient monitoring, including patents for the invention of Measure-through motion and low-perfusion pulse oximetry. As Masimo’s founder, CEO and Chairman of the Board since our formation in 1989, Mr. Kiani has the deepest understanding of Masimo, our history, our culture and our technology. Our Nominating, Compliance and Corporate Governance Committee believes he has broad experience in a wide range of functional areas, including strategic planning, strategic investments, engineering and development, and legal and governmental affairs. Mr. Kiani is critical to the Company’s continued development and growth and the Board strongly recommends a vote “FOR” Mr. Kiani.
Thomas Harkin
Thomas Harkin has served as a member of our Board since December 2015. Mr. Harkin, formerly a five-term U.S. Senator from the State of Iowa, retired from the U.S. Senate in January 2015. Senator Harkin was first elected to the U.S. House of Representatives in 1974, and 10 years later, he was elected to the U.S. Senate. Prior to his service in the House of Representatives, Mr. Harkin served in the U.S. Navy and achieved the rank of lieutenant commander. Mr. Harkin holds a B.S. from Iowa State University, a J.D. from Catholic University of America and was admitted to the Iowa Bar in 1972. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Harkin’s unique background, including his over 30 years of service in the U.S. Congress, significant involvement with healthcare-related legislation and understanding of the U.S. healthcare system, make his experience very relevant to Masimo and is why the Board recommends a vote “FOR” Mr. Harkin.

2017 BUSINESS AND FINANCIAL HIGHLIGHTS
Masimo is a global medical technology company that develops, manufactures and markets a variety of noninvasive monitoring technologies. We provide our products directly and through distributors and original equipment manufacturer (“OEM”) partners to hospitals, emergency room service providers, long-term care facilities, physician offices, veterinarians and consumers. Our mission is to improve patient outcomes and reduce the cost of care.
Fiscal 2017 was another very strong year for Masimo. Our SET® and rainbow SET™ technologies and related products have allowed us to dramatically expand our list of new customers from all over the world and continue to renew long-term agreements with our existing customers. In fact, during fiscal 2017, we set a new record for the total dollar value of new and renewed customer contracts. In addition, during fiscal 2017, we began realizing significant revenue contributions from our expanding list of new technologies and products, including Nomoline™ capnography, O3® regional oximetry and SedLine® brain function monitoring. Customer reception to our expanding portfolio of technologies has also been very encouraging. Our multi-year strategy to continue to invest in key overseas markets, especially in Asia, Latin America and the Middle East, allowed us to generate 14.0% year over year international product revenue growth.
Other key fiscal 2017 financial and operational achievements included:

•
Total revenues, including royalties and other revenue, increased 14.9% to $798.1 million, compared to $694.6 million in fiscal 2016, and significantly exceeded our original fiscal 2017 financial guidance of $752.0 million.

•	Total product revenues increased 11.7% to $741.3 million, compared to $663.8 million in fiscal 2016, and significantly exceeded our original fiscal 2017 financial guidance of $717.0 million.

•	Masimo rainbow® product revenues increased 14.9% to $76.6 million, compared to $66.7 million in fiscal 2016, and significantly exceeded our original 10% rainbow® revenue growth guidance.

| 2018 Proxy Statement

•	Masimo SET® and rainbow SET™ shipments totaled 203,100 units, exceeding our internal target of 190,000 units.

•	Non-GAAP operating profit margin[1] (as a percentage of total revenues) improved 290 basis points to 24.9%[1], compared to 22.0%[1] in fiscal 2016.

•	Non-GAAP net income per diluted share[1] (“Non-GAAP EPS”) increased 26.3% to $2.45[1], compared to $1.94[1] per share in fiscal 2016.

•	Masimo repurchased a total of 804,000 shares of common stock throughout the year, representing a total cash investment of $66.3 million.

•	Strong financial and operating performance metrics, including:

◦	Return on assets of 15%,

◦	Return on capital of 19%, and

◦	Return on equity of 19%.
These strong fiscal 2017 financial performance results represent the continuation of a three-year trend in the Company’s improving total revenues and Non-GAAP EPS. This improved financial performance has also been reflected in the Company’s common stock price, which has increased 228% over the past three fiscal years from $25.88 per share on January 2, 2015 to $84.80 per share on December 29, 2017.

1Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

| 2018 Proxy Statement

3 Year Non-GAAP EPS2
Comparison of 5 Year Cumulative Total Return3
for Masimo Corporation, the Nasdaq Composite Index
and the Nasdaq Medical Equipment Index
2Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.
3Assumes $100 invested on 12/29/2012 in stock or 12/31/2012 in index, including reinvestment of dividends. Indexes calculated on month-end basis.

| 2018 Proxy Statement

2017 EXECUTIVE COMPENSATION HIGHLIGHTS
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership in bringing our technologies and products to the broadest number of patients and, in turn, create sustainable long-term value. We seek to accomplish this objective in a way that is aligned with the long-term interests of our stockholders. We believe that our executive compensation program is structured to insure that our executive team’s motivation is aligned with that of our stockholders. In fiscal 2017, to make this alignment even stronger, our Board of Directors (“Board”) recommended, and on June 1, 2017 our stockholders approved, new executive bonus and equity incentive plans. These new plans established specific performance levels required to earn either any annual cash bonus payments or any performance-based restricted share units (“PSUs”). These new bonus and equity plans resulted in approximately 92.5% of our CEO’s and an average of approximately 77.7% of our other Named Executive Officers’ (“NEOs”) fiscal 2017 target total direct compensation being “at risk”, as highlighted in the following charts:

Total “at risk” compensation = 92.5%	Total “at risk” compensation = 77.7%

The Compensation Committee believes that this compensation program structure aligns our executive compensation to specific performance objectives and, in doing so, closely aligns the interests of our executive officers and stockholders.
In addition, in July 2017, we amended our CEO’s employment agreement. The amendments, as discussed in more detail on page 70, reflect a shift in focus for the Company to a new seven-year business plan, as well as feedback we received from certain stockholders regarding certain elements of Mr. Kiani’s November 2015 employment agreement (as discussed on page 41).
Our compensation philosophy and structure has continued to evolve, based on changing market conditions, input from our Compensation Committee’s independent compensation consultants and direct feedback from our stockholders. As of December 31, 2017, our current executive compensation program and policies reflected the following best practices:

| 2018 Proxy Statement

What We Do		What We Don’t Do
✓	Maintain an Independent Compensation Committee	✗	No Guaranteed Bonuses
✓	Compensation Committee Retains an Independent Compensation Advisor	✗	No Special Executive Retirement Plans
✓	Annual Executive Compensation Review	✗	No Hedging; Pledging Requires Pre-Approval
✓	Compensation At-Risk - Pay For Performance	✗	No Tax Payments on Perquisites
✓	Annual Compensation-Related Risk Assessment	✗	No Tax Gross-Up Payments on Post-Employment Compensation Arrangements
✓	Multi-Year Vesting Requirements	✗	No Special Welfare or Health Benefits
✓	Compensation Recovery (“Clawback”) Policy	✗	No Stock Option Re-pricing
✓	Stock Ownership Policies
✓	Annual Stockholder Advisory Vote on Named Executive Officer Compensation
✓	Stockholder Engagement that includes our Compensation Committee Chairperson

FORWARD LOOKING - 2018 EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS
Feedback
As previously noted, the Compensation Committee values the feedback we receive from our stockholders. In response to that feedback, the Compensation Committee has implemented certain changes to our executive compensation program for 2018 to further align the compensation of our executive officers with both short-term and long-term performance that supports our business strategy.
Annual Cash Bonus
The annual cash bonus plan is designed to provide performance-based compensation that will be earned only upon achieving various pre-established levels of Company financial performance. For 2018, the Compensation Committee selected 2018 Product Revenue and 2018 Non-GAAP EPS as the performance measures for the funding percentages, each weighted equally, as the Compensation Committee believes these performance measures directly support both the Company’s short-term strategy and its long-term objective of creating sustainable stockholder value.
Long-Term Incentive Compensation - Equity Awards
The Compensation Committee believed that a one-year performance period was appropriate for the 2017 PSU awards in light of the transition to our new 2017 Equity Incentive Plan. However, to further align the compensation of our executive officers with long-term performance, the Compensation Committee has decided to extend the performance period for the 2018 PSU awards from one to three years. Accordingly, the Compensation Committee granted 2018 long-term equity incentive awards to our executive officers consisting of the following mix of equity awards:

•	25% in the form of stock options that vest annually over a five year period; and

•
75% in the form of PSUs that cliff vest after three years based on our actual performance as measured against pre-established performance objectives. For fiscal 2018, the Compensation Committee has selected fiscal 2020 Product Revenue and fiscal 2020 Non-GAAP Operating Profit Margin as the performance measures for the targeted PSU award percentages, each weighted equally.

| 2018 Proxy Statement

PROXY STATEMENT
QUESTIONS AND ANSWERS YOU MAY HAVE ABOUT THESE PROXY MATERIALS AND VOTING

1. Why am I receiving these materials?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Masimo Corporation (sometimes referred to as “we”, “Masimo” or the “Company”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the internet or by telephone according to the instructions contained in the enclosed proxy card.
We intend to mail this Proxy Statement and the accompanying proxy card on or about April 27, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

2. When and where will the Annual Meeting be held?
The Annual Meeting will be held on May 31, 2018, at 2:00 p.m. Pacific Time at our offices located at 52 Discovery, Irvine, California 92618. Directions to our offices are set forth on the back of this Proxy Statement.

3. Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 2, 2018 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 51,785,126 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of common stock will have one vote for each share of common stock they owned as of the close of business on April 2, 2018.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on April 2, 2018, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are the stockholder of record for these shares. As a stockholder of record, you may vote either in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed proxy card or submit your proxy through the internet or by telephone by following the instructions provided in the proxy card to ensure that your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If at the close of business on April 2, 2018, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the internet or by

| 2018 Proxy Statement

telephone. You are also invited to attend the Annual Meeting in person. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent considered the stockholder of record of the shares.

4. What am I voting on?
There are three matters scheduled for a vote at the Annual Meeting:

•	To elect the Class II nominees for director to serve until our 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 29, 2018; and

•	To vote on an advisory resolution to approve named executive officer compensation.

5. Will there be any other items of business on the agenda?
Aside from the election of the Class II directors, the ratification of the selection of our independent registered public accounting firm and the advisory vote to approve the compensation of our named executive officers, the Board knows of no matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

6. What is the Masimo Board’s voting recommendation?
Masimo’s Board recommends that you vote your shares:

•	“For” each of the Class II nominees;

•	“For” the ratification of the selection of Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending December 29, 2018; and

•	“For” the approval of our named executive officer compensation.

7. How do I vote?
For Proposal Nos. 1, 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

•	To vote by proxy on the internet, go to www.envisionreports.com/MASI and follow the instructions set forth on the internet site.

•
To vote by proxy over the telephone, dial the toll-free telephone number listed on your proxy card under the heading “vote by telephone” using a touch-tone telephone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:00 p.m. Pacific Time on May 30, 2018, to be counted.

| 2018 Proxy Statement

We provide internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet and telephone access, such as usage charges from internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Masimo. To ensure that your vote is counted, simply complete and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the internet or by telephone. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent in whose name the shares are registered. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.

8. How do I vote my Masimo shares held through the Masimo Retirement Savings Plan?
If you hold shares of Masimo common stock through the Masimo Retirement Savings Plan (the “Savings Plan”) as of the record date, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), which serves as the administrator of the Savings Plan, with respect to shares of Masimo common stock that you hold through the Savings Plan. You should sign the proxy card and return it in the enclosed envelope, or you may submit your proxy over the internet or by telephone by following the instructions on the enclosed proxy card. Fidelity will vote your Savings Plan shares as of the record date in the manner directed in the last timely voting instructions that are received from you. If voting instructions are not received from you by 11:00 p.m. Pacific Time on May 28, 2018, Fidelity will vote your Savings Plan shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other Savings Plan participants have been received by Fidelity. You may change or revoke previously given voting instructions in any of the ways described under the question “Can I change my vote after submitting my proxy?”; however, your revocation or changed voting instructions must be received no later than 11:00 p.m. Pacific Time on May 28, 2018 or else we will not be able to timely notify Fidelity of your revoked or changed voting instructions.

9. How many votes do I have?
On each matter to be voted upon, holders of common stock will have one vote for each share of common stock they owned as of the close of business on April 2, 2018, the record date for the Annual Meeting.

10. Will my vote be kept confidential?
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

11. Who is paying for this proxy solicitation?
We will bear the cost of soliciting proxies for the Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding shares of Masimo common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. We have engaged Kingsdale Advisors (“Kingsdale”) as our stockholder advisor and proxy solicitation agent and will pay fees of approximately $21,500, plus certain out-of-pocket expenses, to Kingsdale to assist us with the solicitation of proxies. No additional compensation will be paid to directors, officers or other regular employees for such services.

| 2018 Proxy Statement

12. What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

13. Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed and executed proxy card with a later date;

•	You may submit a new proxy through the internet or by telephone (1-800-652-VOTE) (your latest internet or telephone instructions submitted prior to the deadline will be followed);

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, by the deadline; or

•	You may attend the Annual Meeting and vote in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy.
Votes will be counted by the inspector of election appointed for the Annual Meeting.

14. How are my shares voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

•	“For” the election of each of the Class II director nominees;

•	“For” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018; and

•	“For” the approval of our named executive officer compensation.
This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.
If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of brokers, banks and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

15. What is a broker non-vote?
Under rules that govern brokers, banks and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these brokers, banks and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Only the ratification of auditors is considered a discretionary matter at the Annual Meeting under these rules. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker

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is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters for which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote”.

16. What are the voting requirements that apply to the proposals discussed in this Proxy Statement?

Proposals	Vote Required	Discretionary Voting Allowed?
1. Election of Directors	Majority Cast	No
2. Ratification of Auditors	Majority Cast	Yes
3. Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority Cast	No
A “majority cast”, with regard to the election of a director, means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election. A “majority cast”, with regard to the ratification of auditors and the advisory vote to approve our named executive compensation, means the number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal.
“Discretionary voting” occurs when a broker, bank or other holder of record does not receive voting instructions from the beneficial owner and votes those shares at its discretion on any proposal as to which rules permit such broker, bank or other holder of record to vote. As noted above, when brokers, banks and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes”.
Although the vote on Proposal No. 3 is advisory and non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will consider the results in making future decisions concerning executive compensation.

17. What is the effect of abstentions and broker non-votes?
Abstentions: Under Delaware law (under which Masimo is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal No. 1—Election of Directors; Proposal No. 2—Ratification of Auditors or Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes: As a result of a change in rules related to discretionary voting and broker non-votes, brokers, banks and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on named executive officer compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposal No. 1—Election of Directors and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your broker, bank or other such holder how to vote your shares in the election of directors or the advisory vote related to the approval of our executive compensation program, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. Proposal No. 2, the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018, should be considered a discretionary matter. Therefore, your broker, bank or other such holder will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

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18. What happens if an incumbent director nominee does not receive a majority of the votes cast for his re-election?
Our Bylaws require that if an incumbent director nominee does not receive a majority of the votes cast for his re-election, such incumbent nominee is to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.

19. What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented by votes at the Annual Meeting or by proxy. At the close of business on April 2, 2018, the record date for the Annual Meeting, there were 51,785,126 shares of common stock outstanding. Thus, a total of 51,785,126 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 25,892,564 votes must be represented at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the stockholders holding a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

20. Who will count the votes?
The votes will be counted, tabulated and certified by Computershare Trust Company, N.A., the transfer agent and registrar for the Company’s common stock.

21. I also have received a copy of Masimo Corporation’s Annual Report on Form 10-K. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as filed with the SEC on February 28, 2018, accompanies this Proxy Statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

22. How can I find out the results of the voting at the Annual Meeting?
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in the Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

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23. When are stockholder proposals due for next year’s annual meeting of stockholders?
Stockholders may submit proposals on matters appropriate for stockholder action at the 2019 Annual Meeting of the Company’s Stockholders (“2019 Annual Meeting of Stockholders”) consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in proxy materials for our 2019 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing no later than December 21, 2019 to our Corporate Secretary at 52 Discovery, Irvine, California 92618. However, if the date of the 2019 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, May 31, 2019, to be considered for inclusion in proxy materials for our 2019 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to our Corporate Secretary at 52 Discovery, Irvine, California 92618 a reasonable time before we begin to print and send our proxy materials for our 2019 Annual Meeting of Stockholders.
If you wish to submit a proposal that is not to be included in the proxy materials for our 2019 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address no later than March 13, 2019, but no earlier than February 11, 2019. However, if the date of the 2019 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, May 31, 2019, a stockholder proposal that is not to be included in the proxy materials for our 2019 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary at 52 Discovery, Irvine, California 92618 not later than the close of business on the later of (1) the 90th day before the date of the 2019 Annual Meeting of Stockholders, or (2) the 10th day following the day on which we first publicly announce (by press release or disclosure in a filing with the SEC) the date of the 2019 Annual Meeting of Stockholders. Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals. You may view our Bylaws by visiting the SEC’s internet website at www.sec.gov.

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EXECUTIVE OFFICERS
Our executive officers are appointed by and serve at the discretion of our Board. Our executive officers, their ages, respective positions and biographies are listed below:

Name	Age(1)	Position(s)
Joe Kiani	53	Chief Executive Officer & Chairman of the Board
Micah Young	39	Executive Vice President, Finance & Chief Financial Officer
Anand Sampath	51	Chief Operating Officer
Jon Coleman	54	President, Worldwide Sales, Professional Services & Medical Affairs
Yongsam Lee	53	Executive Vice President, Chief Information Officer
Tao Levy	44	Executive Vice President, Business Development
Bilal Muhsin	37	Executive Vice President, Engineering, Marketing & Regulatory Affairs
Tom McClenahan	45	Executive Vice President, General Counsel & Corporate Secretary
____________

(1)	As of April 20, 2019.

Joe Kiani
Chief Executive Officer & Chairman of the Board
Employee Since: 1989
Joe Kiani is the founder of Masimo and has served as Chief Executive Officer (CEO) & Chairman of the Board since our inception in 1989. He is an inventor on more than 100 patents related to signal processing, sensors and patient monitoring, including patents for the invention of Measure-through motion and low-perfusion pulse oximetry. Since September 2016, Mr. Kiani has served on the Board of Directors of Stereotaxis, Inc. (OTCQX: STXS), a manufacturer of robotic cardiology instrument navigation systems. From 1998 to March 2013, Mr. Kiani served on the Board of Directors of Saba Software, Inc., a publicly-traded software company focused on human capital development and management solutions. Mr. Kiani holds a B.S.E.E. and an M.S.E.E. from San Diego State University. In addition to Mr. Kiani’s role at Masimo, he is also the Chairman of the Masimo Foundation for Ethics, Innovation and Competition in Healthcare, Chairman of the Patient Safety Movement Foundation, Chairman and CEO of the Patient Safety Movement Coalition and Chairman and CEO of Cercacor Laboratories, Inc. He also sits on the Boards of Directors of Atheer Labs, CHOC Children’s Orange/CHOC Children’s at Mission Hospital, Bioniz Therapeutics, Inc. and the Medical Device Manufactures Association. As Masimo’s founder, Chief Executive Officer and Chairman of the Board since our formation in 1989, Mr. Kiani has the deepest understanding of Masimo, our history, our culture and our technology. Our Nominating, Compliance and Corporate Governance Committee believes he has broad experience in a wide range of functional areas, including strategic planning, strategic investments, engineering and development, and legal and governmental affairs. Mr. Kiani is critical to the Company’s continued development and growth.

Micah Young
Executive Vice President, Finance & Chief Financial Officer
Employee Since: 2017
Micah Young has served as our Executive Vice President, Finance & Chief Financial Officer (“CFO”) since October 2017. From July 2012 to September 2017, Mr. Young served as Vice President, Finance, at NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. Prior to that time, he served as NuVasive, Inc.’s Senior Director, Finance, Global Operations, from December 2009 to July 2012. From 2002 to 2009, Mr. Young held various accounting and finance positions with Zimmer Holdings, Inc., a company focused on the design, development, manufacture and marketing of orthopedic reconstructive, spinal and trauma devices, dental implants and related surgical products. Prior to his time at Zimmer Holdings, Inc., Mr. Young was an accountant at Deloitte & Touche LLP from 2000 to 2002. He holds a Bachelor of Science, Accounting and Criminal Justice from Indiana Wesleyan University and is a certified public accountant (inactive).

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Anand Sampath
Chief Operating Officer
Employee Since: 2006
Anand Sampath has served as our Chief Operating Officer since August 2014. Prior to that, he served as Executive Vice President, Engineering since March 2007. He is an inventor on more than ten patents relating to patient monitoring, wireless networks and communications. From April 2006 to March 2007, Mr. Sampath was our Director of Systems Engineering. From October 1995 to March 2006, he held various positions, including Program Manager, Engineering Manager and Distinguished Member of Technical Staff, at Motorola, Inc. Mr. Sampath holds a B.S. in Engineering from Bangalore University.

Jon Coleman
President, Worldwide Sales, Professional Services & Medical Affairs
Employee Since: 2008
Jon Coleman has served as our President, Worldwide Sales, Professional Services & Medical Affairs since February 2011, and was our President, International from August 2008 to February 2011. From October 2007 to August 2008, Mr. Coleman was President and Chief Executive Officer of You Take Control, Inc., a healthcare information technology start-up company. He served as General Manager, Americas of Targus Group International, a supplier of mobile computing cases and accessories, from March 2006 to February 2007. From March 1994 to February 2006, he held progressive leadership positions with Pfizer, Inc., most recently Vice President and General Manager, Canada & Caribbean Region. Mr. Coleman holds a M.B.A. from Harvard Business School, and a B.A. in International Relations from Brigham Young University.

Yongsam Lee
Executive Vice President, Chief Information Officer
Employee Since: 1996
Yongsam Lee has served as our Executive Vice President, Chief Information Officer since August 2014. From March 1996 to October 2001 and from April 2002 to August 2014, Mr. Lee held various positions with us, including Vice President, IT, Chief Information Officer, Executive Vice President, Operations, Executive Vice President, Regulatory Affairs & Chief Information Officer. From October 2001 to April 2002, he served as Director of IT at SMC Networks, Inc., a provider of networking solutions. Mr. Lee holds a B.S. in Applied Physics from the University of California, Irvine.

Tao Levy
Executive Vice President, Business Development
Employee Since: 2018
Tao Levy has served as our Executive Vice President, Business Development since January 2018. From March 2013 to December 2017, Mr. Levy served as Managing Director, Medical Devices Equity Research, at Wedbush Securities. Prior to that time, he served as Senior Analyst, Medical Devices Equity Research at Loewen Ondaatje McCutcheon, from August 2012 to March 2013. From September 2010 to February 2012, Mr. Levy was Managing Director, Medical Devices Equity Research at Collins Stewart. Prior to his time at Collins Stewart, Mr. Levy was Director, Medical Devices Equity Research at Deutsche Bank where he served from 2002 to 2010. He holds a Bachelor of Arts in Biology from the University of Pennsylvania.

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Bilal Muhsin
Executive Vice President, Engineering, Marketing & Regulatory Affairs
Employee Since: 2000
Bilal Muhsin has served as our Executive Vice President, Engineering, Marketing and Regulatory Affairs since March 2018. In May 2015, Mr. Muhsin became Executive Vice President, Engineering after having served as Vice President, Engineering, Instruments and Systems since April 2012. Prior to this, Mr. Muhsin held other Director and Manager level positions within the Company since June 2000. Mr. Muhsin’s technical, product and overall leadership skills have helped Masimo bring revolutionary new products to the marketplace, including Masimo’s Patient Safety Net, Radical-7®, Root™ and various significant software products. Mr. Muhsin holds a B.S. in Computer Science from San Diego State University.

Tom McClenahan
Executive Vice President, General Counsel & Corporate Secretary
Employee Since: 2011
Tom McClenahan has served as our Executive Vice President & General Counsel since April 2013 and as our Corporate Secretary since August 2014. From April 2011 to April 2013, Mr. McClenahan was our Vice President and Assistant General Counsel. From November 2002 to April 2011, he was an associate and then principal with the law firm of Fish & Richardson. From September 1999 to November 2002, he was an associate with the law firm of Knobbe, Martens, Olson & Bear. Mr. McClenahan holds a B.S. in Mechanical Engineering from Iowa State University and a J.D. from the University of Minnesota Law School.

There are no family relationships between or among any of our executive officers or directors.

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BOARD OF DIRECTORS
Our Board presently has six members and is divided into three classes, designated Class I, Class II and Class III. Each class currently consists of two directors and has a three-year term. Class I, Class II and Class III directors currently have a remaining term of office until the 2020, 2018, and 2019 Annual Meeting of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office (even though the remaining directors may constitute less than a quorum). A director elected by our Board to fill a vacancy in a Class, including a vacancy created by an increase in the number of directors, will serve for the remainder of the full term of that Class and until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.
The names of our current directors, their ages, director class and biographies are listed below. There are no family relationships between or among any of our directors.

Name	Age(1)	Director Class	Position(s)
Steven J. Barker, M.D., Ph.D.	73	Class I	Director
Sanford Fitch	77	Class I	Director
Thomas Harkin	78	Class II	Director
Joe Kiani(2)	53	Class II	Chief Executive Officer & Chairman of the Board
Adam Mikkelson	39	Class III	Director
Craig Reynolds	69	Class III	Director
______________

(1)	As of April 20, 2019.

(2)	Please see “Executive Officers” on page 20 of this Proxy Statement for Mr. Kiani’s biography.

Steven J. Barker, M.D., Ph.D.
Director since: 2005
Board Committees: None
Steven J. Barker, M.D., Ph.D., has served as a member of our Board since October 2005, has served in a consulting capacity as our Chief Science Officer and Chairman of our Scientific Advisory Board since March 2015, and previously served as our interim Chief Medical Officer from July 2013 to March 2015. Dr. Barker has also served as Professor Emeritus of Anesthesiology at the University of Arizona College of Medicine since July 2013. Prior to that, from October 1995 to July 2013, Dr. Barker served as Professor and Head of Anesthesiology, University of Arizona College of Medicine. From August 1990 to October 1995, Dr. Barker served as Chairman of Anesthesiology at the University of California, Irvine. He also holds a joint appointment as Professor of Mechanical and Aerospace Engineering at the University of Arizona. Dr. Barker has been an oral examiner for the American Board of Anesthesiology, and was the Section Editor for Technology, Computing, and Simulation in the Journal of Anesthesia and Analgesia. He holds a B.S. in Physics from Harvey Mudd College, an M.S. and a Ph.D. in Mechanical Engineering from the California Institute of Technology and an M.D. from the University of Miami. Our Nominating, Compliance and Corporate Governance Committee believes Dr. Barker’s academic and medical background, as well as his in-depth knowledge of the healthcare industry and hospital operations, academic administration and managed care industry, provide him with a critical perspective regarding Masimo’s products, technologies and prospects. His medical background, including his expertise in anesthesiology, is particularly relevant to Masimo when the Company evaluates its products and technologies. In addition, Dr. Barker is able to provide us with the unique perspective of a physician.

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Sanford Fitch
Director since: 2006
Board Committees: Audit Committee
Sanford Fitch has served as a member of our Board since November 2006. Mr. Fitch has served as a director, Audit Committee Chairman and member of the Compensation Committee of Iridex Corp., a public company that designs, develops, manufactures and sells medical laser systems since 2004. Mr. Fitch served as a director and Audit Committee Chairman of FoxHollow Technologies, Inc., a public company that designed, developed, manufactured and sold medical devices, from June 2004 until October 2007. He also served as a director and Audit Committee Chairman of Conceptus, Inc., a public medical device company, from December 1994 until April 2004, where he also served as its Chief Financial Officer and Senior Vice President of Operations from December 1994 through October 1998. Mr. Fitch has also served as the Chief Financial Officer of several start-up technology companies from 1998 until 2002 and of various public technology companies from 1983 to 2002. Mr. Fitch holds a B.S. in Chemistry and an M.B.A. from Stanford University. Our Nominating, Compliance and Corporate Governance Committee finds Mr. Fitch’s financial background to be extremely helpful to the Board and suited to his role as Chairperson of our Audit Committee. Mr. Fitch brings to us previous experience as a Chief Financial Officer for multiple companies over his long career, and as audit committee chairperson of public companies, which uniquely qualifies him to serve as our Audit Committee Chairperson. In addition to Mr. Fitch’s prior leadership and management experience working with medical technology companies, Mr. Fitch has considerable financial, auditing, risk management and corporate governance experience and he is an audit committee financial expert under the rules of the SEC, all of which enable him to make valuable contributions to the Board and the Audit Committee.

Thomas Harkin
Director since: 2015
Board Committees: Compensation Committee and Nominating, Compliance and Corporate Governance Committee
Thomas Harkin has served as a member of our Board since December 2015. Mr. Harkin, formerly a five-term U.S. Senator from the State of Iowa, retired from the U.S. Senate in January 2015. Senator Harkin was first elected to the U.S. House of Representatives in 1974, and 10 years later, he was elected to the U.S. Senate. Prior to his service in the House of Representatives, Mr. Harkin served in the U.S. Navy and achieved the rank of lieutenant commander. Mr. Harkin holds a B.S. from Iowa State University, a J.D. from Catholic University of America and was admitted to the Iowa Bar in 1972. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Harkin’s experience in the Senate, and in particular his work on healthcare-related legislation, as well as his extensive understanding of the healthcare system in the U.S., bring a unique perspective and insight to the Board and the Compensation and Nominating, Compliance and Corporate Governance Committees.

Adam Mikkelson
Director since: 2015
Board Committees: Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee
Adam Mikkelson has served as a member of our Board since October 2016. Mr. Mikkelson is a Partner at Camber Capital Management, LLC, a healthcare-focused investment fund. Mr. Mikkelson has been with Camber Capital since 2007 and has nearly 15 years of experience in the healthcare investment arena, where he focuses on identifying and actively monitoring investment opportunities in both the therapeutic and medical device sectors. Prior to joining Camber Capital, Mr. Mikkelson held various roles at Datamonitor plc and Leerink Partners. He received his B.S. in Business Administration from Boston University. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Mikkelson’s investment experience allows him to provide additional insight to the Board on strategy and business decisions as well as make valuable contributions to the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.

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Craig Reynolds
Director since: 2014
Board Committees: Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee
Craig Reynolds has served as a member of our Board since April 2014. Mr. Reynolds is currently a member of the board of directors of Ebb Therapeutics, a private medical company engaged in resolving insomnia issues, and previously served as its Chief Executive Officer from 2011 to 2017. Prior to joining Ebb Therapeutics, Mr. Reynolds served as Chief Operating Officer of Philips-Respironics Home Health Solutions (“Philips-Respironics”), a subsidiary of Philips, from 2008 to 2010. Prior to its acquisition by Philips-Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics, Inc., a company that develops, manufactures and markets medical devices worldwide, since 1998. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc., a medical device company, serving for five years as Chief Executive Officer and Director. From 1981 through 1992, Mr. Reynolds was with Healthdyne, Inc. in the positions of Executive V.P. (1981 to 1983), President of Healthdyne Cardiovascular Division (1984 to 1985) and President of Healthdyne Homecare Division (1986 to 1992). From 2008 through 2014, Mr. Reynolds served as a director of Symmetry Medical, Inc., most recently as Chairman of the Board. He also served as Chairman of the Board of Symmetry Surgical, Inc. from 2014 through 2016. Mr. Reynolds earned his B.S. in Industrial Management from the Georgia Institute of Technology and his M.B.A. from Georgia State University. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Reynolds’ experience with other medical device companies allows him to provide additional insight to the Board on strategy decisions as well as make valuable contributions to the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.

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CORPORATE GOVERNANCE AND BOARD MATTERS
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our internet website at http://www.masimo.com/es/about_masimo/investors under “Corporate Governance”. Alternatively, you can request a copy of any of these documents free of charge by writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to ensure that our Board will have the necessary authority and practices in place to exercise its duties and responsibilities, to review and evaluate our business operations as needed, to make decisions that are independent of our management and to serve the best interests of Masimo and our stockholders. These Corporate Governance Guidelines provide a framework for the conduct of the Board’s business, and provide that:

•	except in unusual circumstances, the positions of Chairman of our Board and CEO each be held by the same person;

•	ordinarily, directors should not serve on more than four boards of publicly-traded companies, including our Board, and all of our directors currently satisfy this requirement;

•
outside directors must own a minimum number of shares of our common stock (see “Non-Employee Director Compensation—Non-Employee Director Stock Ownership Policy” on page 36 of this Proxy Statement for additional information); and

•
a non-employee director will not be nominated for re-election at the next annual meeting of stockholders for which his or her class of directors is up for election following his or her 15th anniversary of service on our Board, unless our Board waives this term limit with respect to such non-employee director as a result of its determination that such nomination is in the best interests of Masimo and its stockholders.

The Corporate Governance Guidelines also set forth the practices our Board will follow with respect to Board composition and selection, Board meetings and Board committees and CEO performance evaluation and compensation. Our Board adopted the Corporate Governance Guidelines to, among other things, reflect changes to The Nasdaq Stock Market LLC (“Nasdaq”) listing standards and SEC rules.
Independence of the Board of Directors
Our Board has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. As required under the Nasdaq rules, a majority of the members of our Board must qualify as “independent”, as affirmatively determined by our Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in applicable Nasdaq rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Masimo, our senior management and our independent registered public accounting firm, our Board has determined that all of our directors other than Mr. Kiani and Dr. Barker are independent, as defined in Nasdaq Listing Rule 5605(a)(2).
Board Leadership Structure
Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the CEO brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO facilitates information flow between management and the Board, which is essential to effective governance. The Company has no lead independent director.

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Board’s Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is informed about such risks by the committees.

The Board

Audit Committee	Nominating, Compliance and Corporate Governance Committee	Compensation Committee
Oversees management of financial risks
Oversees management of risks associated with environmental, health, safety and other non-financial concerns and manages risks associated with the independence of the Board and potential conflicts of interest
Oversees the management of risks relating to our compensation plans and arrangements

Meetings and Executive Sessions
Our Board meets on a regular basis throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. Our Board also holds special meetings, as required from time to time, when important matters arise requiring Board action between scheduled meetings. During fiscal year 2017, our Board met eight times. None of our directors attended fewer than 75% of the total number of meetings held by the Board and the committees (on which and for the period during which the director served) during fiscal 2017.
As required under applicable Nasdaq listing standards, our independent directors periodically meet in executive sessions at which only they are present.
Policy Regarding Board Member Attendance at Annual Meetings
It is the policy of our Board to invite directors and nominees for director to attend annual meetings of our stockholders. We held one annual meeting of stockholders in fiscal 2017, which was attended by Mr. Kiani.
Information Regarding Board Committees
Our Board has established a standing Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under a written charter adopted by our Board, each of which is available on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance”. The following table provides membership and meeting information for fiscal 2017 for the Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee.

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Name	Audit	Compensation	Nominating, Compliance and Corporate Governance
Employee Director:
Joe Kiani	—	—	—
Non-Employee Directors:
Steven J. Barker, Ph.D., M.D.(1)	—	—	—
Sanford Fitch	¬	—	—
Thomas Harkin	—	✓	¬
Adam Mikkelson	✓	✓	✓
Craig Reynolds	✓	¬	✓
Total meetings in fiscal 2017	8	16	3
______________

¬	Committee Chairperson. À Financial Expert. ✓ Member.

(1)
Dr. Barker has provided consulting services to Masimo since July 2013. He currently serves as our Chief Science Officer and Chairman of our Scientific Advisory Board and previously served as our interim Chief Medical Officer from July 2013 to March 2015.

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Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance”.

Members and Number of Meetings	Primary Committee Functions

Committee Members:(1)
● Appointing, retaining and determining the compensation of our independent registered public accounting firm;
● Overseeing and approving any proposed audit and permissible non-audit services provided by our independent registered public accounting firm;
● Reviewing at least annually the qualifications, performance and independence of our independent registered public accounting firm;
● Overseeing the relationship with our independent registered public accounting firm, including the rotation of the audit partners, as well as reviewing and resolving any disagreements between our management and ensuring discussions with our management and our independent registered public accounting firm relating to financial controls over financial reporting;
● Discussing with our management and our independent registered public accounting firm the design, implementation and effectiveness of our internal controls;
● Reviewing and discussing with our management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
● Overseeing and approving the annual Committee Report to be included in the Company’s annual public filings;
● Reviewing the quarterly earnings announcements and any other public announcements regarding our results of operations with our management;
● Reviewing and discussing reports from our independent registered public accounting firm relating to our critical accounting policies and practices;
● Establishing and overseeing the processes and procedures for the receipt, retention and treatment of any complaints regarding accounting, internal controls or audit matters, as well as the confidential and anonymous submissions by employees concerning questionable accounting, auditing and internal control matters;
● Investigating any matter brought to its attention, with full access to our books, records, facilities and employees, and with sole authority to select, retain and terminate any consultants, legal counsel or advisors to advise the Audit Committee; and
● Reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Mr. Fitch, Chair
Mr. Mikkelson
Mr. Reynolds

Number of Meetings:(2)
8

_____________
(1)    Our Board has determined that Mr. Fitch, the Chairperson of our Audit Committee, is an audit committee financial expert, as defined under applicable SEC rules, and that Mr. Fitch meets the background and financial sophistication requirements under Nasdaq Listing Rule 5605(c)(2)(A). In making this determination, the Board made a qualitative assessment of Mr. Fitch’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

(2) Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary.
Under the applicable rules and regulations of Nasdaq, each member of a company’s audit committee must be considered independent in accordance with Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the Nasdaq listing rules and standards and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as defined in Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii)). Our Board has determined that all members of our Audit Committee also meet the Nasdaq requirements for financial literacy.

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Compensation Committee
Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance.” The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. The Compensation Committee has the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any advisor to assist it in the performance of its duties, but only after taking into consideration factors relevant to the advisor’s independence specified in Nasdaq Listing Rule 5605(d)(3). The Compensation Committee will be directly responsible for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and will have sole authority to approve the advisor’s fees and the other terms and conditions of the advisor’s retention.
Our Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in Nasdaq Listing Rule 5605(a)(2)).

Members and Number of Meetings	Primary Committee Functions

Committee Members:
● Reviewing and approving our general compensation strategy;
● Establishing annual and long-term performance goals for our executive officers;
● Conducting and reviewing with the Board an annual evaluation of the performance of our CEO and other executive officers;
● Considering the competitiveness of the compensation of our executive officers;
● Reviewing and approving all salaries, bonuses, equity awards, perquisites, post-service arrangements, and other compensation and benefit plans for our CEO and all other executive officers;
● Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change in control agreements and other material agreements between us, on the one hand, and any of our executive officers, on the other;
● Acting as the administering committee of our Board for our executive compensation and cash incentive plans and for any equity incentive plans, including establishing performance metrics, determining bonus payouts and granting equity awards to employees and executive officers;
● Providing oversight for our overall compensation plans and benefit programs;
● Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for the non-employee members of our Board;
● Reviewing and discussing with management the annual Compensation Discussion and Analysis and the related tabular disclosure regarding named executive officer compensation;
● Overseeing and approving the annual Committee Report to be included in the Company’s annual filings;
● Overseeing risks and exposures associated with executive compensation programs and arrangements, including incentive plans; and
● Reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Mr. Reynolds, Chair
Mr. Harkin
Mr. Mikkelson

Number of Meetings:(1)
16

_____________
(1) The Compensation Committee meets from time to time during the year.
Since the fourth quarter of fiscal 2016, the Compensation Committee has retained the services of Compensia, Inc. (“Compensia”) to assist the Compensation Committee in assessing and determining competitive compensation packages and to provide input on other executive compensation related matters. Compensia provides no services to Masimo, and its sole relationship with Masimo is as an advisor to the Compensation Committee. For more information regarding the Compensation Committee’s engagement of Compensia, see “Executive Compensation—Compensation Discussion and Analysis” starting on page 37.

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The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our CEO. The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our CEO. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2017 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Nominating, Compliance and Corporate Governance Committee
Our Board has adopted a written charter of the Nominating, Compliance and Corporate Governance Committee that is available to stockholders on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance”. Our Board has determined that all members of our Nominating, Compliance and Corporate Governance Committee are independent (as independence is currently defined in Nasdaq Listing Rule 5605(a)(2)). The Nominating, Compliance and Corporate Governance Committee meets from time to time as it deems appropriate or necessary.

Members and Number of Meetings	Primary Committee Functions

Committee Members:
● Evaluating the composition, size, organization and governance of our Board and its committees, making recommendations to our Board about the appointment of directors to committees of our Board and recommending the selection of chairs of these committees to the Board;
● Reviewing and recommending to our Board director independence determinations made with respect to continuing and prospective directors;
● Reviewing and recommending to our Board “Section 16 officer” determinations with respect to our executive officers;
● Developing and recommending to our Board policies for considering director nominees for election to the Board;
● Identifying, reviewing, considering and evaluating candidates for election to the Board and recommending to the Board candidates to be nominated for election or incumbent directors to be nominated for re-election at each annual meeting of our stockholders or to fill any vacancies on the Board or any newly-created directorships;
● Overseeing our Board’s performance and annual self-evaluation process and evaluating the participation of members of the Board in continuing education activities in accordance with Nasdaq rules;
● Overseeing corporate governance;
● Overseeing our corporate compliance programs;
● Developing, and updating as necessary, a legal compliance and ethics program designed to evaluate, maintain and correct, when appropriate, our overall compliance with all federal and state rules and regulations and all of the Company’s codes of ethics and conduct;
● In consultation with the Audit Committee, reviewing and, if appropriate, updating or recommending to our Board updates to our existing procedures for the receipt, retention and treatment of reports or evidence of violations of any federal or state rules or regulations or of our codes of ethics and conduct; and
● Reviewing and evaluating, at least annually, the performance of the Nominating, Compliance and Corporate Governance Committee and its members, including compliance of the Nominating, Compliance and Corporate Governance Committee with its charter.

Mr. Harkin, Chair
Mr. Mikkelson
Mr. Reynolds

Number of Meetings:(1)
3

__________________
(1) The Nominating, Compliance and Corporate Governance Committee meets from time to time during the year.

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Consideration of Director Nominees
Director Qualifications
There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than those that are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating, Compliance and Corporate Governance Committee may consider a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide reasoned, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and Nasdaq.
The Nominating, Compliance and Corporate Governance Committee retains the right to modify these criteria from time to time.
Security Holder Nominations
The Nominating, Compliance and Corporate Governance Committee will consider director candidates recommended by our stockholders of record. The Nominating, Compliance and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. Stockholders of record who wish to recommend individuals for consideration by the Nominating, Compliance and Corporate Governance Committee to become nominees for election to the Board at the 2019 Annual Meeting of Stockholders must do so by delivering a written recommendation to the Nominating, Compliance and Corporate Governance Committee, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention: Corporate Secretary, no later than the close of business on March 13, 2019, and no earlier than February 11, 2019, unless the meeting date is more than 30 days before or after May 31, 2019, in which case the written recommendation must be received by our Corporate Secretary no later than the close of business on the later of (i) the 90th day before the 2019 Annual Meeting of Stockholders, or (ii) the 10th day following the day on which we first publicly announce the date of the 2019 Annual Meeting of Stockholders. Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•
the class, series and number of shares of Masimo, and any convertible securities of Masimo, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•
any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder of record and any beneficial owner on whose behalf the nomination is being made has the right to vote any of Masimo’s voting securities;

•	any “short” interest in Masimo’s securities held by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s full legal name, age, business address and residential address;

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•
complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	a description of the proposed candidate’s qualifications as a director;

•	the class and number of shares of Masimo that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•
any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must include the written consent of each proposed nominee to serve as director if so elected. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Nominating, Compliance and Corporate Governance Committee.
Evaluating Nominees for Director
Our Nominating, Compliance and Corporate Governance Committee will consider director candidates who are suggested by members of the committee, other members of our Board, members of management, advisors and our security holders who submit recommendations in accordance with the requirements set forth above. The Nominating, Compliance and Corporate Governance Committee may, in the future, also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Nominating, Compliance and Corporate Governance Committee, but to date it has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating, Compliance and Corporate Governance Committee will evaluate all nominees for director under the same approach whether they are recommended by security holders or other sources.
The Nominating, Compliance and Corporate Governance Committee will review candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating, Compliance and Corporate Governance Committee may consider the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and Masimo, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating, Compliance and Corporate Governance Committee may review such directors’ overall service to the Board, the committees and Masimo during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating, Compliance and Corporate Governance Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating, Compliance and Corporate Governance Committee will focus on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.
The Nominating, Compliance and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by security holders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which security holders may communicate with the Board or any of its directors. Stockholders of Masimo wishing to communicate with our Board or an individual director may send a written communication to the Board or such director, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention: Compliance Officer. Each communication must set forth:

•	the name and address of the Masimo security holder(s) on whose behalf the communication is sent; and

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•	the number of Masimo shares that are beneficially owned by the security holder(s) as of the date of the communication.
Each communication will be reviewed by Masimo’s Compliance Officer to determine whether it is appropriate for presentation to the Board or the individual director. Examples of inappropriate communications include junk mail, spam, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. These screening procedures have been approved by a majority of the independent members of our Board.
Communications determined by our Compliance Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or the individual director on a periodic basis. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Accounting, Audit, and Other Compliance Concerns (the “Open Door Policy”) that relate to accounting topics, internal accounting controls or auditing matters involving the Company generally will be forwarded to a compliance officer designated by the Audit Committee to receive and review these communications and then promptly and directly forwarded by a compliance officer to the Audit Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy. All communications directed to the Nominating, Compliance and Corporate Governance Committee in accordance with our Open Door Policy that relate to non-financial matters (including without limitation purported or suspected violations of any law or regulation, our Code of Business Conduct and Ethics or other policies) will generally be forwarded to a Compliance Officer designated by the Nominating, Compliance and Corporate Governance Committee to receive and review these communications and then promptly and directly forwarded by a Compliance Officer to the Nominating, Compliance and Corporate Governance Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy.
Code of Business Conduct and Ethics
We have adopted the Masimo Corporation Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance” and/or in our public filings with the SEC.

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NON-EMPLOYEE DIRECTOR COMPENSATION
In 2016, after consultation with the Compensation Committee’s independent compensation consultant and consideration of market data for a group of peer companies, our Board adopted a non-employee director compensation policy (the “Non-Employee Director Compensation Policy”). The Non-Employee Director Compensation Policy was in effect for all of fiscal 2017, and provides for the following compensation:

Compensation Item(s):	Amount
Retainer(1) - Board Service	$50,000
Retainer(1) - Each Committee	7,500
Chairperson Additional Retainer(1) - Audit Committee	30,000
Chairperson Additional Retainer(1) - Compensation Committee	10,000
Chairperson Additional Retainer(1) - Nominating, Compliance and Corporate Governance Committee	7,500
Cash Fee Per Committee Meeting in Excess of First Eight Meetings(2)	1,000
Restricted Share Units(3)(4)	$140,000
______________

(1)	All cash retainers are payable on a quarterly basis in arrears.

(2)	Each non-employee director receives a $1,000 per meeting cash fee for each committee meeting attended in excess of the first eight meetings of each committee during the fiscal year.

(3)
Each year on the date of our annual meeting of stockholders, each non-employee director will be granted an award of restricted share units (“RSUs”) with respect to shares of our common stock having a grant date fair value of $140,000, rounded down to the nearest whole share, which vest on the earlier of the first anniversary of the grant date or the date of the next annual meeting of stockholders.

(4)	The Non-Employee Director Compensation Policy also provides that all RSUs granted to the non-employee directors pursuant to the policy will vest in full in the event of a change in control of Masimo.
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the members of our Board for the fiscal year ended December 30, 2017.

Fiscal 2017 Director Compensation:
Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Option Awards(4)	All Other Compensation		Total
Steven J. Barker, Ph.D., M.D.	$50,000	$139,937	$—	$120,000	(5)	$309,937
Sanford Fitch	87,500	139,937	—	—		227,437
Thomas Harkin	79,500	139,937	—	—		219,437
Adam Mikkelson	80,500	139,937	—	—		220,437
Craig Reynolds	90,500	139,937	—	—		230,437
______________

(1)
Our Chairman and CEO, Mr. Kiani, is not included in this table as he is an employee of Masimo and therefore receives no compensation for his service as a director. Mr. Kiani’s compensation is included in the “Summary Compensation Table” on page 65 of this Proxy Statement.

(2)	As of December 30, 2017, each of the listed non-employee directors held 1,583 RSUs.

(3)
These amounts generally represent the aggregate grant date fair value of the RSU awards granted to each listed non-employee director in fiscal 2017, computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718 (“ASC Topic 718”). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2017. The value as of the grant date for the RSUs is calculated based on the number of RSUs at the grant date market price and is recognized once the requisite service period for the RSUs is satisfied. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 14 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates-Share-Based Compensation,” included in our Annual Report on Form 10-K for the year ended December 30, 2017 that was filed with the SEC on February 28, 2018.

(4)
As of December 30, 2017, each of our non-employee directors held the following number of options: Steven J. Barker, Ph.D., M.D.—110,000; Sanford Fitch—80,000; Thomas Harkin—0; Adam Mikkelson—0 and Craig Reynolds—100,000.

(5)	Consists of fees earned by Dr. Barker for non-employee consulting services provided to the Company.

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Non-Employee Director Stock Ownership Policy
In February 2016, our Nominating, Compliance and Corporate Governance Committee adopted a stock ownership policy that is applicable to each of our non-employee directors. Our Nominating, Compliance and Corporate Governance Committee believes this policy is an important tool in aligning the interests of our non-employee directors with the long-term interests of our stockholders.
The policy requires that our non-employee directors hold shares of Masimo stock with a value equal to at least $250,000. For purposes of calculating ownership under this policy, the following sources are included, whether vested or unvested: (i) shares of our common stock held directly by the non-employee director or in a trust for the benefit of the non-employee director or his family; (ii) shares of our common stock held by the non-employee director jointly with, or separately by, the non-employee director’s spouse and/or children sharing the same household as the non-employee director; (iii) shares of our common stock held by the non-employee director through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the non-employee director. Stock options, unvested RSUs and unearned PSUs are not included in the calculation.
To give our non-employee directors time to comply with our stock ownership policy, our Nominating, Compliance and Corporate Governance Committee determined that our non-employee directors have until the later of March 1, 2021 or the five-year anniversary of their appointment as a director to comply with these guidelines.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets and goals. Any targets and goals so disclosed are referenced in the limited context of Masimo’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Masimo specifically cautions investors not to apply these statements to other contexts.
This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, each individual who served as our Principal Financial Officer during fiscal 2017, and the next three most highly-compensated Executive Officers of the Company during fiscal 2017 (the “Named Executive Officers” or “NEOs”). During fiscal 2017, these individuals were:

Name	Position(s)
Joe Kiani	Chief Executive Officer & Chairman of the Board
Mark de Raad(1)	Former Executive Vice President, Finance & Chief Financial Officer
Micah Young(1)	Executive Vice President, Finance & Chief Financial Officer
Anand Sampath	Chief Operating Officer
Jon Coleman	President, Worldwide Sales, Professional Services & Medical Affairs
Tom McClenahan	Executive Vice President, General Counsel & Corporate Secretary
______________

(1)	Mr. Young was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, succeeding Mr. de Raad as our Executive Vice President, Finance & Chief Financial Officer.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2017. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the NEOs, for fiscal 2017, including the key factors that the Compensation Committee considered in determining their compensation.
Executive Summary
Fiscal 2017 Business Highlights
Fiscal 2017 was another year of strong performance for Masimo. Financial and operational highlights included:

•
Total revenues, including royalties and other revenue, increased 14.9% to $798.1 million, compared to $694.6 million in fiscal 2016, and significantly exceeded our original fiscal 2017 financial guidance of $752.0 million.

•	Total product revenues increased 11.7% to $741.3 million, compared to $663.8 million in fiscal 2016, and significantly exceeded our original fiscal 2017 financial guidance of $717.0 million.

•	Masimo rainbow® product revenues increased 14.9% to $76.6 million, compared to $66.7 million in fiscal 2016, and significantly exceeded our original 10% rainbow® revenue growth guidance.

•	Masimo SET® and rainbow SET™ shipments totaled 203,100 units, exceeding our internal target of 190,000 units.

•	Non-GAAP operating profit margin[4] (as a percentage of total revenues) improved 290 basis points to 24.9%[4] compared to 22.0%[4] in fiscal 2016.

•	Non-GAAP EPS[4] increased 26.3% to $2.45[4], compared to $1.94[4] per share in fiscal 2016.
4Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

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•	Masimo repurchased a total of 804,000 shares of common stock throughout the year, representing a total cash investment of $66.3 million.

•	Strong financial and operating performance metrics, including:

◦	Return on assets of 15%,

◦	Return on capital of 19%, and

◦	Return on equity of 19%.
In addition, our closing stock price of $84.80 per share on the last trading day of fiscal 2017 represented a 25.8% increase from the closing stock price of $67.40 per share on the last trading day of fiscal 2016 and a 204.3% increase from the closing stock price of $41.51 per share on the last trading day of fiscal 2015.
Our strong fiscal 2017 financial performance is a continuation of the excellent financial performance that we have delivered over the past three years. During this three-year period of time, we have delivered significant improvements in a variety of key financial and business metrics, as evidenced by the following charts:

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Non-GAAP Operating Profit5

Non-GAAP EPS5
5Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and reconciliation to the corresponding GAAP measure.

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Comparison of 5 Year Cumulative Total Return6
for Masimo Corporation, the Nasdaq Composite Index
and the Nasdaq Medical Equipment Index

Several widely accepted measures of operating performance reflect the strength of our 2017 financial performance on both an absolute and relative basis, versus other companies that comprised our fiscal 2017 compensation peer group, which included other publicly-traded companies classified as health care equipment and supplies companies in Global Industry Classification Standard Code 351010 (see “—Competitive Positioning” on page 52 of this Proxy Statement for a discussion of our fiscal 2017 compensation peer group). Such operating measures for the four fiscal quarters ended nearest to December 30, 2017 were as follows:

Measures of Operating Performance	Masimo Performance	Percentile Ranking Versus Fiscal 2017 Compensation Peer Group Companies
Return on Equity	18.6%	91st
Return on Capital	18.6%	95th
Return on Assets	14.5%	100th
Total Revenue Growth	14.9%	55th
Operating Margin	24.7%	88th
We believe that our strong fiscal 2017 performance results reflect the continued attention and focus by our executive team on delivering financial results that reflect not only revenue growth, but also strong financial returns based on our assets, equity, and capital structure. In fact, our fiscal 2017 performance results placed Masimo at the 100th percentile of our compensation peer group for return on assets, with three additional percentile achievements exceeding the 85th percentile. Although our revenue growth placed us at only the 55th percentile of our compensation peer group, our total
6Assumes $100 invested on 12/29/2012 in stock or 12/31/2012 in index, including reinvestment of dividends. Indexes calculated on month-end basis.

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fiscal 2017 revenues of $798.1 million represented a 14.9% increase over fiscal 2016, which significantly exceeded the $752.0 million, or 8.3% growth, that we anticipated at the start of the year. We believe that our strong operating performance measures relative to our compensation peer group further demonstrates the success of our executive team’s efforts during fiscal 2017.
Fiscal 2016 Say-on-Pay Vote and Stockholder Engagement Program
In recent years, we have had numerous discussions with our largest stockholders about our executive compensation program and related corporate governance practices. For example, prior to last year’s Annual Meeting of Stockholders, we reached out to 17 of our largest stockholders, which, in the aggregate, beneficially owned approximately 35% of our then-outstanding shares of common stock, to discuss various aspects of our executive compensation program. These discussions included questions about the new 2017 equity plan and the preferred use of PSUs, RSUs and stock options. In addition, we discussed the terms and conditions of the employment agreement that we entered into with Mr. Kiani in November 2015, as well as the voting recommendations issued by the two leading proxy advisory firms on our stockholder advisory vote for the fiscal 2016 compensation of our named executive officers. Mr. Reynolds, the Chairperson of our Compensation Committee, participated in each of these discussions.

These discussions resulted in several changes and enhancements to our executive compensation program, including the changes and enhancements which were effective during fiscal 2017, as well as certain additional changes and enhancements for our fiscal 2018 executive compensation program, which we further describe below. We value the opinions of our stockholders, as well as the insights gained from these discussions. In particular, the Compensation Committee finds these discussions, in addition to other feedback that it receives throughout the year, to be helpful as it reviews the design of our executive compensation program each year and determines the compensation of our executive officers, including the NEOs.
Results of Fiscal 2016 Stockholder Advisory Votes
At our 2017 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved our Say-on-Pay proposal with approximately 75% of the votes cast in favor of the fiscal 2016 compensation of our named executive officers. While this represented a significant increase in support for our executive compensation program over our fiscal 2015 Say-on-Pay proposal (for which approximately 42% of the votes cast were voted in favor of the compensation of our named executive officers), our Board believes that it remains important to be responsive to the concerns expressed by our stockholders about our executive compensation program. Accordingly, our Board took several additional actions in fiscal 2017 and fiscal 2018 to date to enhance the relationship between our performance and the compensation of our executive officers as described below.

At our 2017 Annual Meeting of Stockholders, we also conducted a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders expressed a preference for continuing to hold future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference and other factors considered, our Board determined that we will continue to hold Say-on-Pay votes on an annual basis.
Fiscal 2017 Executive Compensation Program Enhancements
Following an extensive review of our executive compensation program, and taking into consideration the views of our largest stockholders as received through the discussions described above, the Compensation Committee made the following changes to our fiscal 2017 executive compensation program:

•
Executive Bonus Incentive Plan - Adopted a new cash bonus plan for our executive officers, which was approved by our stockholders at the 2017 Annual Meeting of Stockholders (the “Executive Bonus Incentive Plan”). Pursuant to the Executive Bonus Incentive Plan, the fiscal 2017 annual cash bonus opportunities for our executive officers, including the NEOs, were based on our actual achievement of pre-established performance levels for Adjusted

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Revenue7 and Adjusted Net Income Per Diluted Share (“Adjusted EPS”)7. In addition, annual cash bonus opportunities were subject to both a “threshold” performance level (below which no bonus payments would be made) and a “maximum” performance level (capped at 200% of the target annual cash bonus incentive opportunity). See “Individual Compensation Elements - Annual Cash Bonus” for an additional discussion of the operation of the Executive Bonus Incentive Plan in fiscal 2017.

•	2017 Equity Incentive Plan - Adopted a new equity incentive plan, which was approved by our stockholders at the 2017 Annual Meeting of Stockholders (the “2017 Equity Plan”).

•
Grant of Performance-Based Equity Awards - Pursuant to the 2017 Equity Plan, both PSU awards and time-based options to purchase shares of our common stock were granted to our executive officers, including the NEOs, in fiscal 2017. The terms and conditions of the PSU awards were as follows:

◦
The shares of our common stock subject to the awards were eligible to be earned based on our actual achievement of pre-established Adjusted Operating Profit Margin[8] levels for fiscal 2017. The awards were subject to both a “threshold” performance level (below which no shares would be earned) and a “maximum” performance level (capped at 150% of the target performance level).

◦
The shares of our common stock, if any, earned pursuant to the PSU awards are subject to vesting over a five-year period at the rate of 20% of the earned shares per year, with a 20% “credit” for the fiscal 2017 performance period.

On February 26, 2018, the Compensation Committee determined that 66.7% of the maximum number of shares of our common stock subject to each of the PSU awards had been earned and were eligible for vesting based our achievement of the target performance level for fiscal 2017 Adjusted Operating Profit Margin8.
Fiscal 2017 Amendment of Mr. Kiani’s Employment Agreement
On July 27, 2017, following extensive deliberations and discussions with Mr. Kiani, we agreed to amend the Amended and Restated Employment Agreement that we had previously entered into with him on November 4, 2015 (the “November 2015 Agreement”). These modifications were largely the result of a shift in focus for the Company to a new seven-year business plan, as well as in response to feedback we had received from certain stockholders that the 10% per year reduction (scheduled to begin on January 1, 2018) in the RSU award granted to Mr. Kiani pursuant to the November 2015 Agreement was not aligned with the long-term interests of stockholders. Specifically, the Compensation Committee made the following changes to the November 2015 Agreement (as amended, the “Amended CEO Agreement”):

•
Annual Cash Bonus - Amended the agreement to provide that Mr. Kiani is no longer eligible to automatically receive an annual cash incentive bonus. Future bonus payments will be based on our actual results as measured against the performance criteria established for the year, with his maximum bonus payment capped at 200% of his annual base salary.

•	Automatic Stock Option Grant - Amended the agreement to eliminate Mr. Kiani’s right to receive an option to purchase 300,000 shares of our common stock in fiscal 2017.

•
Additional “Double-Trigger” Restrictions on Right to Terminate Employment for Good Reason following a Change in Control - Amended the agreement to provide that a termination of his employment by Mr. Kiani following a change in control of Masimo will constitute “Good Reason” only if: (1) the change in control was triggered by a change in more than one-third of the directors on our Board during a rolling 24-month period; or (2) following or in connection with a change in control resulting from an acquisition where: (a) the highest level parent entity holding, directly or indirectly, majority voting control of Masimo after the transaction (the “Acquirer Parent”) is not a publicly-traded entity, (b) he does not become the, or is removed from the position of, CEO and

7Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.
8Non-GAAP financial measure - please see Appendix C to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

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Chairman of the Board of the Acquirer Parent, with such position being on terms and conditions reasonably acceptable to him ,or (c) any other director is designated the lead director of the Board of the Acquirer Parent.

•
Period for Asserting a “Good Reason” Termination of Employment - Amended the agreement to extend the time period during which Mr. Kiani may provide notice of termination for Good Reason from 90 days to two years following the event giving rise to the “Good Reason” termination.

•
Modification of Severance Payment Reductions - Amended the agreement to eliminate the provision reducing by 10% each year, beginning on January 1, 2018, the 2.7 million shares of our common stock (the “Award Shares”) subject to the RSU agreement issued to Mr. Kiani and the $35.0 million payable to him in the event of certain specified “qualifying” terminations of employment (the “Cash Payment”, and together with the Award Shares, the “Special Payment”). In addition, in the event of a change in control of Masimo prior to a “qualifying” termination of employment, on each of his first and second anniversaries of continuous employment following the change in control, 50% of the Special Payment will vest and become payable; however, in the event of a “qualifying” termination of employment or upon his death or disability prior to either of such anniversaries, any unvested Special Payment will vest and become payable.

•
Modifications to Term of Grantor Trust - Since the period during which he may terminate his employment for Good Reason has been extended, the term of the grantor trust that we must fund immediately prior to a change in control of Masimo was also amended such that the amounts held in the trust will revert to Masimo only in the event that Mr. Kiani’s employment is not terminated on or prior to the fifth anniversary of the change in control in a manner entitling him to such payments.

For a more detailed description of the Amended CEO Agreement, see page 70 of this Proxy Statement.

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Previous Executive Compensation Program Enhancements
The foregoing actions are in addition to the following changes that have been made to our executive compensation program in earlier years:

Corporate Governance or Compensation Practice	Issues Previously Raised in Stockholder Outreach or Corporate Governance Reviews	Our Response	Effective Date of Response
Stockholders’ rights agreement	Presence of “poison pill” arrangement	Eliminated the “poison pill”	Fiscal 2016
Non-employee directors’ stock ownership policy	Absence of stock ownership policy for members of Board of Directors	Adopted stock ownership policy for non-employee members of our Board, which requires each non-employee director to own and hold shares of our common stock with a value equal to at least $250,000	Fiscal 2016
Term limits for service on Board of Directors	Absence of term limits for non-employee members of Board of Directors	Adopted term limit of 15 years for non-employee members of our Board	Fiscal 2015
Executive stock ownership policy	Absence of formal stock ownership policy for executive officers
Adopted stock ownership policy for executive officers, which requires our CEO to own and hold shares of our common stock with a value equal to at least six times his annual base salary and our other executive officers to own and hold shares of our common stock with a value equal to their annual base salary
Fiscal 2013
Compensation recovery (“clawback”) policy	Absence of formal compensation recovery (“clawback”) policy	Adopted formal compensation recovery (“clawback”) policy for executive officers	Fiscal 2012
Tax “gross-up” payments	Absence of formal policy restricting the provision of tax “gross-up” or similar payments in connection with a change in control of the Company
Adopted formal policy providing that the Compensation Committee will no longer approve any arrangements with executive officers that include a tax “gross-up” or similar provision that results in the Company paying excise taxes on change in control payments
Fiscal 2011

In addition, our CEO’s new employment agreement, entered into in November 2015, eliminated similar tax “gross-up” provisions. After the elimination of this provision, there are no longer any “gross-up” provisions at the Company
Fiscal 2015

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We continue to seek and value the opinions of our stockholders, as well as the insights gained from the discussions we have with specific stockholders. In particular, the Compensation Committee finds these discussions to be helpful as it considers and adopts compensation policies affecting our executive officers, including the NEOs. We will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year when making compensation decisions for our executive officers.
Fiscal 2017 NEO Compensation Highlights
The Compensation Committee took the following key actions for fiscal 2017 with respect to the compensation of our NEOs:

•
Base Salaries - Increased the annual base salaries of our NEOs, other than Mr. Young (who joined us in October 2017), by 3%, which was consistent with the increases provided to the other employees of the Company as a whole.

•
Annual Cash Bonuses - Based on our Adjusted Revenues[9] and Adjusted EPS[9] for fiscal 2017, under our fiscal 2017 Executive Bonus Incentive Plan, paid annual cash bonuses to our NEOs, other than Mr. Young (who joined us in October 2017), for fiscal 2017 ranging from $185,278 to $222,789, and an annual cash bonus in the amount of $1,060,900 to our CEO.

•
Long-Term Incentive Compensation - In June 2017, granted options to purchase shares of our common stock to each of our then-current executive officers (other than our CEO) with a grant date fair value of $284,520 and an option to purchase shares of our common stock to our CEO with a grant date fair value in the amount of $2,845,199, in all cases with an exercise price equal to the fair market value of our common stock on the date of grant. In June 2017, also granted PSU awards for 15,000 shares of our common stock to each of our then-current executive officers (other than our CEO) and a PSU award for 150,000 shares of our common stock to our CEO.

•
Compensation for Mr. Young - In connection with his appointment as our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, approved the following compensation arrangements for Mr. Young:

◦	an annual base salary of $365,000;

◦	a target annual cash bonus opportunity equal to 50% of his annual base salary;

◦
a “sign-on” bonus of $100,000 and a reimbursement of up to $200,000 for any compensation previously paid to him by his former employer that he must repay as a result of accepting our employment offer letter and joining us, each of which will be subject to repayment if he voluntarily terminates his employment with us prior to October 16, 2020; and

◦
an option to purchase 50,000 shares of our common stock, which will vest, subject to his continued employment with us, over a five year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date.

These compensation arrangements were negotiated on our behalf by our CEO and approved by the Compensation Committee. In establishing the initial compensation arrangements for Mr. Young, we took into consideration the requisite experience and skills that a qualified candidate would need to work in a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into our existing executive compensation structure, balancing both competitive and internal equity considerations.
9Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

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Pay-for-Performance
We believe that our fiscal 2017 executive compensation was closely aligned with our stockholders’ interests. While base salary and an annual cash bonus opportunity focused on the achievement of shorter-term goals, our equity awards, in the form of options to purchase shares of our common stock and PSU awards (each with a five-year vesting requirement), provided for a longer-term compensation structure to focus attention on our long-term operating results and promote retention. Most of the fiscal 2017 annual compensation of our executive officers was directly tied, through performance-based annual cash bonuses and long-term incentive compensation in the form of stock options and PSU awards, to the achievement of financial and operating results that increased stockholder value.
The following chart shows the mix of each NEO’s target total direct compensation for fiscal 2017, consisting of base salary, a target annual cash bonus opportunity, and the grant date fair value of equity awards granted during the year:

Total “at risk” compensation = 92.5%	Total “at risk” compensation = 77.7%

As illustrated above, the target total direct compensation opportunities of our executive officers, including the NEOs, are directly linked to our financial performance. We believe that our executive officers’ interests were and continue to be aligned with those of our stockholders given that a substantial portion of their target total direct compensation was “at-risk” and variable commensurate with our financial performance. We also believe that our executive compensation program appropriately emphasized performance-based compensation that rewarded our executive officers for delivering financial, operational and strategic results that met or exceeded pre-established goals through our annual cash bonus plan and the PSU awards under our long-term incentive compensation plans. In addition, we further aligned the interests of our executive officers with those of stockholders and the long-term interests of the Company through executive stock ownership requirements. As of the date hereof, each of our executive officers to whom such stock ownership requirements are applicable was in compliance with such requirements.
Executive Compensation Policies and Practices
We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During fiscal 2017, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

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What We Do

✓	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

✓
Compensation Committee Retains an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis and other advice on executive compensation independent of management.

✓	Annual Executive Compensation Review. At least once a year, the Compensation Committee conducts a review of our compensation strategy.

✓
Compensation At-Risk - Pay For Performance. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at-risk” based on corporate performance, to align the interests of our executive officers and stockholders.

✓
Annual Compensation-Related Risk Assessment. The Compensation Committee considers our compensation-related risk profile to ensure that our compensation plans and arrangements do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee has determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

✓
Multi-Year Vesting Requirements. To align the interests of our executive officers and stockholders, the time-based equity awards granted to our executive officers vest over a five-year period. In 2017, we granted our executive officers PSU awards that were earned based on the Compensation Committee’s assessment of the associated performance level achievement for fiscal 2017, with any earned shares vesting over a five-year period.

✓
Compensation Recovery (“Clawback”) Policy. We have adopted a compensation recovery (“clawback”) policy, which enables our Board to recover incentive compensation (including gains from equity awards) from our current and former executive officers that is based on erroneous data, received during the three-year period preceding the date on which we become required to prepare an accounting restatement; and is in excess of what would have been paid if calculated under the restatement.

✓
Stock Ownership Policies. We have adopted stock ownership policies for our executive officers and the non-employee members of our Board under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

✓
Annual Stockholder Advisory Vote on Named Executive Officer Compensation. We conduct an annual stockholder advisory vote on the compensation of the NEOs. The Compensation Committee considers the results of this advisory vote during the course of its deliberations on our executive compensation program.

✓
Stockholder Engagement that Includes our Compensation Committee Chair. We engage with our stockholders on executive compensation matters and include our Compensation Committee Chairperson in these engagement activities.

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What We Do Not Do

✗	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.

✗
No Special Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) , on the same basis as our other employees.

✗
No Hedging; Pledging Requires Pre-Approval. We prohibit our employees, including our executive officers, and the non-employee members of our Board from hedging our equity securities. In addition, all pledging of our equity securities by our executive officers and members of our Board must be pre-approved by the Compensation Committee and, as a condition to pre-approving any pledge of our equity securities, the executive officer or member of our Board seeking to pledge securities must clearly demonstrate his or her financial capacity to repay any loan for which securities will be pledged as collateral without resort to the securities to be pledged.

✗	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) to our executive officers on any perquisites or other personal benefits.

✗
No Gross-Up Payments on Post-Employment Compensation Arrangements. We do not provide any tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

✗	No Special Welfare or Health Benefits. We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

✗
No Stock Option Re-pricing. We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders. We have never repriced our stock options.

Compensation Philosophy and Objectives
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in driving our technologies and products to the broadest number of patients, and in turn, sustainable long-term value. We seek to accomplish this objective in a way that is aligned with the long-term interests of our stockholders.
Compensation Philosophy
We operate within a very complex business environment, which requires a very strong management team. Our business model requires our management team to be adept at developing competitive products and sales/marketing strategies to support multiple customers, including hospitals, alternate care facilities and OEMs within multiple geographies. Many of our competitors have substantially greater capital resources, larger customer bases and larger sales forces than we do, and have ties with group purchasing organizations (“GPOs”) and other purchasers that are stronger than ours. In addition, the medical device industry is characterized by rapid product development and technological advances, which require our management team to be adept at managing these key areas of the business.
The Compensation Committee believes that it is critical to attract, develop and retain a highly-qualified management team with the experience, knowledge, expertise and vision capable of not only operating, but also excelling, in this complex and competitive business environment, including competing against larger competitors and developing and commercializing new products, new and improved technologies and new applications for our existing technologies.

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Compensation Objectives and Program Design
Our executive compensation program is intended to help us achieve and foster a goal-oriented, highly-motivated management team with a clear understanding of business objectives and shared corporate values. To this end, the Compensation Committee believes that our executive compensation program should provide compensation that:

•	attracts and retains the best executive talent;

•	appropriately aligns our business objectives and stockholder interests;

•
maintains a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention objectives;

•	motivates our executive officers to achieve our annual and long-term strategic goals and rewards performance based on the attainment of such goals;

•	appropriately considers risk and reward in the context of our business environment and long-range business plans;

•	recognizes individual value and contributions to our success;

•	considers but does not exclusively rely upon competitive market data; and

•	supports our succession planning objectives.
We seek to achieve these objectives in a way that is consistent with the long-term interests of the Company and our stakeholders, including our stockholders and employees. We structure the annual compensation of our executive officers, including the NEOs, using three principal elements: base salary, annual cash bonus opportunities and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above. The relationships between each element and such compensation objectives are as follows:
Base Salary:

•	attracts and retains talent

•	motivates strong business performance without encouraging excessive risk-taking
Cash Incentives:

•	attract and retain talent

•	drive the achievement of key business results on an annual or multi-year basis

•	recognize individuals based on their contributions

•	performance-based and not guaranteed
Equity Awards:

•	attract and retain talent

•	drive the achievement of long-term key business results

•	directly tie the interests of executive officers to the interests of our stockholders

•	recognize individuals based on their continued contributions

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Governance of Executive Compensation Program
Role of Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers. The Compensation Committee consists of directors who are “independent” directors as required by the Nasdaq listing standards, “outside directors” for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Exchange Act Rule 16b-3. During fiscal 2017, the Compensation Committee was comprised of Messrs. Harkin, Mikkelson and Reynolds (the current Chair of the Compensation Committee).
The Compensation Committee has responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating and approving the compensation plans, policies, and programs applicable to our CEO, as well as our other executive officers, including the other NEOs. In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops recommendations and makes decisions that it believes further our philosophy and reviews the performance of our executive officers when making decisions with respect to their compensation.
The Compensation Committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including the NEOs, annually or more frequently as warranted. In making decisions about the compensation of our executive officers, the Compensation Committee relies on its general experience and subjective considerations of various factors, including the following:

•	our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at companies in our compensation peer group;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

◦	our financial performance relative to our compensation and performance peers; and

◦	with respect to his direct reports, the recommendations of our CEO.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers, including the NEOs. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

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Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. The management team assists the Compensation Committee by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters.
The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers. However, when the Compensation Committee sets the compensation for our CEO, he recuses himself from discussions regarding his own compensation. The Compensation Committee does not delegate any of its functions to others in deciding executive compensation.
Role of Compensation Consultant
The Compensation Committee engages an independent compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its executive compensation review. The compensation consultant serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In October 2016, the Compensation Committee retained Compensia a national compensation consulting firm, to serve as its compensation advisor. During fiscal 2017, Compensia provided the following services:

•	consulting with the Compensation Committee chair and other members between Compensation Committee meetings;

•
providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	reviewing and analyzing the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	assessing executive compensation trends within our industry, and providing updates on corporate governance and regulatory issues and developments;

•	reviewing the Compensation Discussion & Analysis; and

•	assessing compensation risk to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.
Compensia did not provide any services to us other than the consulting services to the Compensation Committee. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant to the Compensation Committee on executive compensation matters. During fiscal 2017, the Compensation Committee considered the six specific independence factors adopted by the SEC and Nasdaq, determined that Compensia was an independent advisor and concluded that its work did not raise any conflicts of interest. During fiscal 2017, the total amount paid to Compensia was $173,903.

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Competitive Positioning
For purposes of comparing our executive compensation against the competitive market (Industry - health care equipment and supplies; Global Industry Classification Standard code 351010), the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable companies. The companies in this compensation peer group for fiscal 2017 were approved in February 2017 on the basis of their similarity to us in size, in terms of annual revenue and market capitalization.
In determining the fiscal 2017 compensation peer group, the Compensation Committee endeavored to select peer companies that resulted in us being near the median of the group in terms of both revenue and market capitalization. Our compensation peer group for fiscal 2017 was as follows:

ABIOMED	Globus Medical, Inc.	Merit Medical Systems, Inc.
Align Technology, Inc.	Haemonetics Corporation	Nuvasive, Inc.
Analogic Corporation	Hologic	OSI Systems
Cantel Medical Corporation	ICU Medical, Inc.	ResMed
Dexcom	Integra LifeSciences Holdings	West Pharmaceutical Services, Inc.
The companies included in the compensation peer group had median revenues of $900.0 million, ranging from approximately $374.0 million to approximately $3.4 billion, based on the four fiscal quarters ended nearest to January 31, 2017, representing approximately 0.55 times to 5.0 times our fiscal 2017 revenue of approximately $679.0 million. In addition, the compensation peer group had a median market capitalization of $3.6 billion, ranging from approximately $1.1 billion to $13.1 billion, as of January 31, 2017, and representing approximately 0.31 times to 3.6 times our market capitalization of $3.7 billion as of such date.
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements). This market data was then used as a general external reference point for the Compensation Committee in assessing our current compensation levels for executive base salaries, annual cash bonus and total equity compensation targets.
The Compensation Committee reviews our compensation peer group periodically and makes adjustments to its composition as it considers necessary and appropriate, taking into account changes in both our business and the businesses of the companies in the peer group.
Individual Compensation Elements
The specific elements of our executive compensation program for fiscal 2017 included base salary, annual cash bonus opportunities, long-term incentive compensation opportunities in the form of equity awards, welfare and health benefits and post-employment compensation arrangements. We use short-term compensation, such as base salary and annual cash bonus opportunities, to motivate and reward our executive officers. We believe that, in addition to base salaries and annual cash bonus opportunities, long-term incentive compensation opportunities, which in fiscal 2017 were provided in the form of equity awards, are an effective tool in attracting and retaining strong executive talent. A full description of each compensation element follows:

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Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including the NEOs, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.
During fiscal 2017, the Compensation Committee reviewed the base salaries of our executive officers, including the NEOs, taking into consideration a competitive market analysis and the recommendations of our CEO, as well as the other factors described above. Following this review, the Compensation Committee approved a 3% base salary increase (consistent with the overall budgeted base salary increases for the remainder of the Company) for each of our then-current executive officers, including each of the NEOs, effective July 1, 2017. In addition, in September 2017, based on his expanded role and responsibilities with respect to our OEM business, the Compensation Committee increased Mr. Coleman’s base salary to $400,000. The base salaries of the NEOs for fiscal 2017 were as follows:

Name	Base Salary as of December 31, 2016	Base Salary as of December 30, 2017	Percentage Change
Joe Kiani	$1,030,000	$1,060,900	3.0%
Mark de Raad(1)	401,700	413,751	3.0
Micah Young(1)	—	365,000	N/A
Anand Sampath	432,600	445,578	3.0
Jon Coleman	363,234	400,000	10.1
Tom McClenahan	391,400	403,142	3.0
______________

(1)
Mr. de Raad resigned from his position as our Executive Vice President, Finance and Chief Financial Officer on October 16, 2017, but remained as an employee to facilitate the transition to Mr. Young, who was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017.

Annual Cash Bonus
We use annual cash bonus opportunities to motivate our executive officers, including our NEOs, to achieve the financial and operational objectives set forth in our annual operating plan. For fiscal 2017, these cash bonus opportunities were provided under our Executive Bonus Incentive Plan, which was approved by our stockholders at the Annual Meeting of Stockholders held on June 1, 2017. The performance measures used for evaluating our performance for fiscal 2017 and determining the bonuses payable under the Executive Bonus Incentive Plan for fiscal 2017 were adopted by the Compensation Committee in March 2017, and consisted of our Adjusted Revenue10 and Adjusted EPS10 for fiscal 2017. Under the terms of the fiscal 2017 Executive Bonus Incentive Plan, the fiscal 2017 bonuses for our executive officers, including the NEOs, were calculated by multiplying each NEO’s annualized base salary rate on the last day of fiscal 2017 by the applicable bonus percentage. The applicable bonus percentages for our NEOs were set by our Compensation Committee in March 2017.
10Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

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In selecting the above measures, the Compensation Committee determined that, for purposes of the fiscal 2017 Executive Bonus Incentive Plan, the Company had to achieve both the Adjusted Revenue11 and corresponding Adjusted EPS11 target for each level. If both targets for a given level were achieved, but the targets for the next level were not achieved, then the percentage of target bonus for the given level would apply.
For purposes of the fiscal 2017 Executive Bonus Incentive Plan, Adjusted Revenue11 and Adjusted EPS11 included the following additional qualifiers:

•	The cash bonus expense was included in the Adjusted EPS calculation for each level of targeted achievement;

•
Adjusted Revenue excluded royalty revenue, thereby eliminating the impact of any significant fluctuations (either positive or negative) in the amount of such royalty revenue, given our NEOs’ inability to influence such amount;

•	Adjusted Revenue and Adjusted EPS numbers were to be adjusted for the impact of foreign exchange rates (re-set to plan foreign exchange rates);

•	Adjusted EPS excluded unexpected mergers and acquisitions, tax policy changes, GAAP changes, extraordinary items (per GAAP) and costs of unexpected lawsuits;

•
Adjusted EPS excluded the incremental tax benefit related to equity awards pursuant to Accounting Standards Update No. 2016-09 (“ASU 2016-09”), thereby excluding the impact of these potential undeterminable gains, the timing of which are outside of our NEO’s control and the variability of which can be significant year-to-year; and

•
Adjusted EPS was to be calculated based on the assumption of 55,350,000 diluted shares outstanding, thereby excluding any impact of potential stock repurchases or stock option exercises that may occur during the year.

The fiscal 2017 Executive Bonus Incentive Plan provided for the following bonus achievement levels:

	Threshold Level		Plan		Target		Above Target		Maximum
Named Executive Officer	%	Amount(1)%		Amount(1)%		Amount(1)%		Amount(1)%		Amount(1)
Joe Kiani	50%	$530,450	100%	$1,060,900	100%	$1,060,900	120%	$1,273,080	200%	$2,121,800
Mark de Raad	25	103,438	40	165,500	50	206,876	60	248,251	100	413,751
Anand Sampath	25	111,395	40	178,231	50	222,789	60	267,347	100	445,578
Jon Coleman	25	100,000	40	160,000	50	200,000	60	240,000	100	400,000
Tom McClenahan	25	100,786	40	161,257	50	201,571	60	241,885	100	403,142
______________

(1)
The fiscal 2017 Executive Bonus Incentive Plan provided that amounts payable thereunder were to be based on the base salary in effect for each NEO as of the end of fiscal 2017. Accordingly, all amounts in this table are based on the base salary in effect for each NEO as of the end of fiscal 2017.

The fiscal 2017 Executive Bonus Incentive Plan also established the following achievement levels for each performance measure:

	Adjusted Revenue[11] (in millions)	Adjusted EPS[11] (in dollars)	Percent of Target Bonus (NEOs - except CEO)	Percent of Target Bonus (CEO)
Threshold	$721.0	$2.15	50%	50%
Plan	721.0	2.24	80	100
Target	739.0	2.41	100	100
Above Target	739.0	2.58	120	120
Maximum	739.0	2.68	200	200
11Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

| 2018 Proxy Statement

On February 26, 2018, the Compensation Committee determined that our Adjusted Revenue for fiscal 2017 was $759.3 million12, which exceeded the target level of $739.0 million, and that our Adjusted EPS was $2.4212, which exceeded the target level of $2.41. Based on these results, the Compensation Committee determined that under the fiscal 2017 Executive Bonus Incentive Plan, the target level performance had been achieved and, as a result, the fiscal 2017 bonus percentage for our NEOs was set at 100%. The annual cash bonus payments made to our NEOs for fiscal 2017 under the fiscal 2017 Executive Bonus Incentive Plan were:

Name	Base Salary at December 31, 2017	Percentage of Target Bonus	Annual Cash Bonus Payment
Joe Kiani	$1,060,900	100%	$1,060,900
Mark de Raad(1)	413,751	50	206,876
Micah Young(2)	365,000	50	—
Anand Sampath	445,578	50	222,789
Jon Coleman	400,000	50	200,000
Tom McClenahan	403,142	50	201,571
______________

(1)
Mr. de Raad resigned from his position as our Executive Vice President, Finance and Chief Financial Officer on October 16, 2017, but remained as an employee to facilitate the transition to Mr. Young, who was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017.

(2)	Mr. Young was not eligible for a bonus under the Executive Bonus Incentive Plan for fiscal 2017 since he joined the Company in October 2017.
Long-Term Incentive Compensation - Equity Awards
The Compensation Committee believes long-term incentive compensation in the form of equity awards provides an incentive for our executive officers, including the NEOs, to focus on driving increased stockholder value over a multi-year period, serves as a reward for appreciation in our stock price and long-term value creation, and enables us to achieve our retention objectives. From our initial public offering in 2007 through fiscal 2016, with the exception of the RSUs granted to our CEO in connection with the November 2015 Agreement, we had granted equity awards to our executive officers solely in the form of options to purchase shares of our common stock. During fiscal 2017, we began granting PSUs to our executive officers under the 2017 Equity Plan approved by our stockholders on June 1, 2017. As with other elements of compensation, the Compensation Committee determines the equity awards to be granted to each executive officer after considering the factors described above under “Compensation Philosophy and Objectives.”
The Compensation Committee believes that stock options are an effective tool for increasing long-term stockholder value because they only have value to the extent that the market price of our common stock price appreciates above the option exercise price. We believe this direct alignment, plus the fact that stock options are well understood and valued by our executive officers, have made them an effective motivational tool and focused our executive officers on results that directly improve our long-term performance.
On June 5, 2017, the Compensation Committee granted options to purchase shares of our common stock to our then-current executive officers, including our NEOs, after taking into consideration the competitive market environment, the recommendations of our CEO, the outstanding equity awards held by each executive officer, and the other factors described above. The options to purchase shares of our common stock granted to our NEOs during fiscal 2017 were as follows:
12Non-GAAP financial measure - please see Appendix B to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

| 2018 Proxy Statement

Name	Options to Purchase Shares of Common Stock (number of shares)	Options to Purchase Shares of Common Stock (total fair value at grant date)(1)
Joe Kiani	100,000	$2,845,199
Mark de Raad(2)	10,000	284,520
Micah Young(3)	50,000	1,397,802
Anand Sampath	10,000	284,520
Jon Coleman	10,000	284,520
Tom McClenahan	10,000	284,520
______________

(1)
Amounts set forth in this column reflect the grant date fair value of the option awards, computed in accordance with ASC Topic 718. All of these amounts reflect certain assumptions with respect to the option awards and do not necessarily correspond to the actual value that will be recognized by the NEOs. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 14 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 that was filed with the SEC on February 28, 2018 for a discussion of the assumptions made in determining the grant date fair value of the stock options.

(2)
Mr. de Raad resigned from his position as our Executive Vice President, Finance and Chief Financial Officer on October 16, 2017, but remained as an employee to facilitate the transition to Mr. Young, who was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017.

(3)
Mr. Young was granted an option to purchase 50,000 shares of common stock on October 16, 2017 in connection with his appointment as our Executive Vice President, Finance & Chief Financial Officer. In determining his option award, the Compensation Committee took into consideration the requisite experience and skills that a qualified candidate would need to work in a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into our existing executive compensation structure, balancing both competitive and internal equity considerations.

These stock options vest over a five year period with 20% vesting on each anniversary of the grant date.
The Compensation Committee also believes that PSUs are an important component of the Company’s long-term incentive compensation plan structure. In March 2017, the Compensation Committee determined that it would use Adjusted Operating Profit Margin13 as the performance measure for purposes of the 2017 PSU awards. However, due to the fact that the new 2017 Equity Plan was subject to the approval of our stockholders at the June 1, 2017 Annual Meeting, the Compensation Committee decided to delay the grant of the 2017 PSUs until the new 2017 Equity Plan was approved by our stockholders. Therefore, based on stockholder approval of the 2017 Equity Plan on June 1, 2017, the Compensation Committee granted PSUs to our executive officers on June 5, 2017 using Adjusted Operating Profit Margin13 as the performance measure. While the performance target for these PSUs was based on 2017 Adjusted Operating Profit Margin13, only 20% of the PSUs would vest upon the determination of the number of shares earned, with an additional 20% vesting on the first business day of each subsequent fiscal year. The Compensation Committee believed the one-year performance period was appropriate for 2017 in view of the transition to the new 2017 Equity Plan and additional changes contemplated for the 2018 executive compensation program (described on page 18 above).
13Non-GAAP financial measure - please see Appendix C to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

| 2018 Proxy Statement

The following PSU awards were granted on June 5, 2017 to our NEOs, after taking into consideration the competitive market environment, the recommendations of our CEO, the outstanding equity awards held by each NEO, and the other factors described above:

Name	PSUs (maximum number of shares granted)	PSUs (maximum grant date fair value)
Joe Kiani	150,000	$13,630,500
Mark de Raad(1)	15,000	1,363,050
Micah Young(1)	—	—
Anand Sampath	15,000	1,363,050
Jon Coleman	15,000	1,363,050
Tom McClenahan	15,000	1,363,050
______________

(1)
Mr. de Raad resigned from his position as our Executive Vice President, Finance and Chief Financial Officer on October 16, 2017 but remained as an employee to facilitate the transition to Mr. Young, who was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017.

The Compensation Committee established the following performance achievement levels for the fiscal 2017 PSU awards:

Achievement Level	PSUs Eligible for Vesting	Adjusted Operating Profit Margin[14] for Fiscal 2017 (minimum)	Adjusted Operating Profit Margin[14] for Fiscal 2017 (maximum)
Below threshold	—	Less than 23.6%	23.6%
Threshold	One-third or 33.3%	23.6%	24.1%
Target	Two-thirds or 66.7%	24.1%	25.8%
Maximum	100%	25.8%	Greater than 25.8%
On February 26, 2018, our Compensation Committee determined that our Adjusted Operating Profit Margin for fiscal 2017 was 24.7%14. Accordingly, two-thirds, or 66.7%, of the shares of our common stock subject to each PSU award were determined to have been earned and eligible for vesting. The first 20% vested on February 27, 2018 and the remaining 20% will vest on the first business day of each fiscal year thereafter, in each case so long as the NEO remains continuously employed by (or is providing continuous service to) the Company through the applicable vesting date. The following number of shares of our common stock were earned pursuant to each PSU award:

Name	PSUs (maximum number of shares granted)	Percentage Earned and Eligible for Vesting	PSUs (number of shares earned)	Grant Price	PSUs (total fair value at grant date)
Joe Kiani	150,000	66.7%	100,000	$90.87	$9,087,000
Mark de Raad(1)	15,000	66.7	10,000	90.87	908,700
Micah Young(1)	—	—	—	—	—
Anand Sampath	15,000	66.7	10,000	90.87	908,700
Jon Coleman	15,000	66.7	10,000	90.87	908,700
Tom McClenahan	15,000	66.7	10,000	90.87	908,700
______________

(1)
Mr. de Raad resigned from his position as our Executive Vice President, Finance and Chief Financial Officer on October 16, 2017 but remained as an employee to facilitate the transition to Mr. Young, who was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017.

14Non-GAAP financial measure - please see Appendix C to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

| 2018 Proxy Statement

Welfare and Health Benefits
Our NEOs participate in our employee benefit plans on the same terms as all other eligible employees of the Company.
We maintain a tax-qualified Code Section 401(k) defined contribution plan in which all of our employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service, are entitled to participate. Employees may contribute their own funds on a pre-tax basis.
The plan permits us to make matching contributions and we have historically provided employer contributions that match eligible employee contributions (“employer matching contributions”), generally limited to 3% of the compensation that can be taken into account for this purpose under federal law. Employer matching contributions vest 50% when an employee has been employed for two years, and vest an additional 25% for each additional year of service until fully vested after four years of eligible employment.
In addition, we provide health care, dental, vision and life insurance, health savings account (“HSA”) employer contributions, an employee assistance plan and both short-term and long-term disability, accidental death and dismemberment benefits to all full-time employees. These benefits are subject to applicable laws and at benefit levels that we believe are generally consistent with the benefits of companies with which we compete for talent.
Perquisites and Other Personal Benefits
Generally, we provide perquisites and other personal benefits to our executive officers, including the NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.
In addition, under the Amended CEO Agreement, we reimburse our CEO for all reasonable travel and lodging expenses, which include travel and hospitality expenses for first class travel and accommodations, including travel by private or chartered aircraft, for his family and household members if they accompany him during business travel. Our Board believes that these arrangements are appropriate because of the extensive travel requirements of our CEO’s position.
We also have established a security program for our CEO that provides physical and personal security services as they may, from time to time, be deemed necessary. This security program is not limited to providing security services at business facilities or functions or during business-related travel and may include providing security services during certain non-business occasions, including at his primary residence and during personal travel. Our Board does not consider any of these security services to be a personal benefit as the requirement for this occasional security is directly the result of his role as our CEO. As our CEO, Mr. Kiani’s personal safety is vital to our continued success.
The Company owns one aircraft to facilitate the business travel of our executive officers and certain other employees. In general, company employees are not permitted to use the aircraft for personal travel. In fiscal 2017,we entered into an aircraft time share agreement with Mr. Kiani, pursuant to which the Company has agreed to make its aircraft available to Mr. Kiani from time to time for lease on a time sharing basis. Under this agreement, Mr. Kiani reimburses us for incremental costs incurred in connection with his personal use of our aircraft, in accordance with Federal Aviation Administration requirements.
We have reported the actual amounts that we have paid for our CEO’s family and household members to accompany him during his business travel and for his security arrangements that were not security arrangements provided at our business facilities in the “All Other Compensation” column in the Fiscal 2017 Summary Compensation Table in this Proxy Statement.

| 2018 Proxy Statement

Post-Employment Compensation
Each of our NEOs, other than our CEO, is eligible to participate in our 2007 Severance Protection Plan (the “Severance Plan”) pursuant to a written severance agreement that they have executed with us. The Severance Plan provides these NEOs with specified payments and benefits in the event of certain terminations of employment or a change in control of Masimo or both. Our CEO’s post-employment compensation arrangements are set forth in the Amended CEO Agreement and are described in the section entitled “Employment Arrangements with Named Executive Officers - Employment Agreement with Mr. Kiani” starting on page 70.
We believe that having in place reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.
We also believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders, regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders. Further, we believe that these arrangements are necessary to offer compensation packages that are competitive with the market.
For information on the employment arrangements for our CEO and other NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2017, see “—Employment Arrangements with Named Executive Officers” of this Proxy Statement.

| 2018 Proxy Statement

Other Compensation Policies and Practices
Equity Awards
Equity awards granted to newly-hired employees are effective as of the later of the date the individual commences work or service with us or the grant approval date. Equity awards granted to existing employees and others providing services to us are effective as of the grant approval date. The terms of each equity award, including the date of grant, the corresponding exercise, purchase or base price, the vesting conditions, the term of such award, and the number of shares of our common stock subject to such award, as applicable, are approved by our Board, the Compensation Committee, or the non-officer equity award committee (as defined in the policy), as applicable. In addition, the exercise price for options to purchase shares of our common stock may not be less than the fair market value of our common stock as of the close of business on the effective date of the option.
Stock Ownership Policy
We maintain a stock ownership policy for our executive officers to align their interests with the interests of our stockholders, as follows:

Stock Ownership Guidelines

	6X	1X
	CEO	Other NEOs

✓	Reflects a market value multiple of base salary
✓	Reviewed annually by the Nominating, Compliance, and Governance Committee
For purposes of our policy, an executive officer’s base salary during any calendar year is deemed to be his or her base salary as of the close of business on December 31st of the immediately preceding year.
Further, for purposes of calculating ownership under our policy, the following equity in the Company is included, whether vested or unvested: (i) shares of our common stock held directly by the executive officer or in a trust for the benefit of the executive officer or his or her family; (ii) shares of our common stock held by the executive officer jointly with, or separately by, his or her spouse and/or children sharing the same household as him or her; (iii) shares of our common stock held by the executive officer through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the executive officer. Shares of our common stock subject to outstanding and unexercised stock options and unearned performance share awards are not included in the calculation.
Under our policy, if an executive officer fails to meet or, in unique circumstances, fails to show sustained progress toward meeting his or her target ownership level, the Compensation Committee may reduce future long-term incentive equity awards and/or payments of future annual and/or long-term cash incentive payouts in the form of shares of our common stock and/or impose other penalties. The Compensation Committee also retains the discretion not to levy penalties for non-compliance.
Our executive officers are expected to reach their target ownership level by the later of (i) March 2017 (if he or she was an executive officer in January 2012, the date when the stock ownership policy was adopted); or (ii) March 1st of the sixth calendar year following the date he or she first becomes an executive officer (if he or she was not an executive officer in January 2012), and to hold at least such minimum value in shares of our common stock for so long as applicable. As of the date hereof, each of the NEOs to whom the stock ownership requirements was applicable is in compliance with the stock ownership policy.

| 2018 Proxy Statement

Compensation Recovery (“Clawback”) Policy
We maintain a compensation recovery (“clawback”) policy that provides that in the event we are required to restate our financial statements as a result of “material noncompliance” with the financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including stock options) that is:

•	based on erroneous data;

•	received during the three-year period preceding the date on which we become required to prepare an accounting restatement; and

•	in excess of what would have been paid if calculated under the restatement.
We intend to review the terms of our policy once the SEC adopts final regulations implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and, if necessary, will revise our policy to conform to such regulations.
Policy Prohibiting Tax “Gross-Up”
We maintain a policy governing the inclusion of tax “gross-up” provisions in agreements with our executive officers. Under this policy, the Compensation Committee will not approve any employment or other agreement or arrangement with any of our executive officers that includes a tax “gross-up” or similar provision that would require payments by us to an executive officer be made in the full amount, free of any deductions or withholdings, and without exercising any right of set-off, in connection with a change in control of the Company. Our policy also provides that the Compensation Committee will not approve an amendment to extend the term of any current employment or other agreement or arrangement between us and any executive officer if such agreement or arrangement includes a tax “gross-up” or similar provision. Currently, we have no agreements or arrangements in place with any executive officer that require or provide for a tax “gross-up” or similar payment.
Under our Severance Plan in which our NEOs other than our CEO participate, the plan administrator has the right to reduce any change in control severance payment or benefits payable to an executive officer to avoid triggering any “excess parachute payments” under Sections 280G and 4999 of the Code.
Hedging and Pledging Policies
Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board from engaging in “short sales” of our equity securities and from engaging in hedging transactions involving our equity securities. Further, our Insider Trading Policy restricts our employees, including our executive officers, and the non-employee members of our Board from pledging our equity securities as collateral for a loan or otherwise unless the transaction is pre-cleared by our Insider Trading Compliance Officer.
As of March 15, 2018, an aggregate of 582,209 shares of our common stock owned by the Kiani Family Remainder Trust and beneficially owned by our CEO were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. In addition to obtaining pre-clearance from our Insider Trading Compliance Officer, our CEO sought and received the approval of the Compensation Committee prior to entering into this transaction in 2013. When requesting such pre-clearance, Mr. Kiani explained that, without the ability to pledge these shares, certain of his family’s financial planning objectives would need to be satisfied through the sale of shares of Masimo common stock held by the Kiani Family Remainder Trust and that he did not want to diminish his shareholdings. The Compensation Committee considered Mr. Kiani’s request and, as part of that consideration, noted that his beneficial stock ownership in the Company, even without taking into account the pledged shares, would still greatly exceed the number of shares that Mr. Kiani would be required to hold under our stock ownership policy. The Compensation Committee concluded that continued ownership of the pledged shares by the Kiani Family Remainder Trust further aligned Mr. Kiani’s interests with the long-term interests of our stockholders. In light of these facts, the Compensation Committee concluded that approving the pledge was consistent with stockholder interests.

| 2018 Proxy Statement

Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code (“Section 162(m)”) disallows public companies a tax deduction for federal income tax purposes of compensation in excess of $1 million paid to their chief executive officer and certain other specified officers in any taxable year. For tax years ending prior to December 31, 2017, compensation in excess of $1 million could only be deducted if it was “performance-based compensation” within the meaning of Section 162(m) or qualified for one of the other exemptions from the deduction limit. In making compensation decisions, the Compensation Committee considered the potential effects of Section 162(m) on the compensation paid to the NEOs. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered officers (which now also includes our Chief Financial Officer) in excess of $1 million will generally not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
To maintain flexibility in compensating the NEOs in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to the NEOs that is subject to Section 162(m) must be deductible for federal income tax purposes. Accordingly, the Compensation Committee may, in its judgment, approve compensation for the NEOs that does not comply with an exemption from the deduction limit when it believes that such compensation is in the best interests of the Company and our stockholders.
Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s “performance-based compensation” exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will in fact qualify. Further, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.
Accounting for Stock-Based Compensation
We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards granted to our employees and the non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
To calculate the fair value of options to purchase shares of our common stock, we use the Black-Scholes-Merton option pricing model which requires the input of several subjective assumptions. These assumptions include estimating the length of time recipients will retain their vested options before exercising them, the estimated volatility of our stock price over the expected option term, and the number of shares of our common stock subject to options that will ultimately be forfeited prior to meeting their vesting requirements. The fair value of the options granted to our employees and the non-employee members of our Board are expensed over the requisite service period of each option, which is the vesting period, using a straight-line attribution method.
The fair value of RSU awards is calculated based upon the closing market price of our common stock on the date of the grant or any “modification” to the grant, as that term is defined under ASC Topic 718. The fair value of the time-based RSU awards granted to our employees and the non-employee members of our Board are expensed over the requisite service period of each award, which is the vesting period, using the straight-line attribution method.

| 2018 Proxy Statement

With respect to the RSU award covering 2.7 million shares of our common stock granted to our CEO as part of the terms of the Amended CEO Agreement, this RSU award vests only in the event of a Qualifying Termination (see “— Employment Arrangements with Named Executive Officers — Employment Agreement with Mr. Kiani” on page 70 of this Proxy Statement for details). Accordingly, and in accordance with ASC Topic 718, we will only recognize compensation expense for this contingent stock award at the time of a change of control of the Company or when it is determined that the occurrence of a Qualifying Termination is “probable.” Should this occur, in accordance with applicable accounting standards, the amount of compensation expense that will be recognized will be based upon the fair value of the RSU award on the date of grant. At the present time, we do not believe that an occurrence of a Qualifying Termination is “probable”, and as a result, no stock-based compensation expense has been recorded related to this RSU award.
The fair value of PSU awards is calculated based on the closing price of our common stock on the date of grant. The actual stock-based compensation expense is dependent on the number of PSUs that are ultimately awarded, not the number of PSUs granted. As a result, the Company is required to estimate, based on its best judgment, the number of PSUs that will ultimately be awarded. In fiscal 2017, the cost of the estimated PSU awards was expensed pursuant to the “graded” vesting concept whereby a higher amount of amortization expense is incurred in the early portion of the vesting period, as compared to the later part of the period. This is required in an attempt to separate the performance period of the award as compared to the retention period of the award.
While the Compensation Committee considers the expense impact under ASC Topic 718 as one of the factors in granting equity awards, it also considers the importance of aligning the interests of our executive officers with the interests of our stockholders, the retentive value of equity awards and other factors, and makes its decisions regarding equity awards based on its evaluation of such factors.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Compensation Committee
Mr. Craig Reynolds
Mr. Thomas Harkin
Mr. Adam Mikkelson
This foregoing compensation committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

| 2018 Proxy Statement

Compensation Committee Interlocks and Insider Participation
During fiscal 2017, our Compensation Committee consisted of Mr. Harkin, Mr. Mikkelson and Mr. Reynolds (the current Chairperson of the Compensation Committee). There are no relationships between the current members of the Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the current members of the Compensation Committee is our employee and no current member has been an officer of Masimo at any time.
Cercacor Laboratories, Inc.
Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and CEO, is also the Chairman and Chief Executive Officer of Cercacor and a member of the board of directors of Cercacor.
We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. To date, the Company has developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities were $8.0 million for fiscal 2017.
The Company also entered into a Services Agreement with Cercacor effective January 1, 2007 (the “Services Agreement”), which governs certain general and administrative services the Company provides to Cercacor. Pursuant to the Services Agreement, Cercacor paid the Company $0.2 million for general and administrative services related to fiscal 2017.

The Company entered into a patent transfer and licensing agreement with Cercacor (the “Patent Agreement”) effective July 2015, pursuant to which, among other things, it purchased certain patents from Cercacor (the “Purchased Patents”) for an aggregate purchase price of $2.4 million. Pursuant to the Patent Agreement, the Company granted Cercacor an irrevocable, non-exclusive, worldwide license with respect to the products and services covered by the Purchased Patents.
In March 2016, the Company entered into a sublease agreement with Cercacor for approximately 16,830 square feet of excess office and laboratory space located at 40 Parker, Irvine, California (the “Cercacor Sublease”). The Cercacor Sublease began on May 1, 2016 and expires on November 30, 2019. The Company recognized $0.4 million of sublease income pursuant to the Cercacor Sublease during fiscal 2017.

| 2018 Proxy Statement

Summary Compensation Table
The following table provides information regarding the compensation earned during the fiscal year ended December 30, 2017 by our CEO, each individual who served as our CFO during fiscal 2017, and our three other most highly compensated executive officers who were employed with us as of December 30, 2017, the last day of our 2017 fiscal year. We refer to these individuals collectively as our NEOs. We generally pay bonuses in the year following the year in which the bonus was earned.

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total	Total, Excluding RSU Grant to Mr. Kiani in Connection with the November 2015 Agreement(3)
Joe Kiani	2017	$1,045,450	—	$9,087,000		$2,845,199	$1,060,900	$152,306	(4)	$14,190,855	$14,190,855
Chief Executive Officer and Chairman (PEO)	2016	1,015,000	—	—		3,930,900	3,654,079	397,791		8,997,770	8,997,770
	2015	883,518	—	111,915,000	(5)	3,822,690	1,050,000	1,551,406		119,222,614	7,307,614

Mark de Raad(6)	2017	407,726	—	908,700		284,520	206,876	8,250	(7)	1,816,072	1,816,072
Former Executive Vice President, & Chief Financial Officer (PFO)	2016	401,090	—	—		393,090	746,305	7,950		1,548,435	1,548,435
	2015	363,034	—	—		313,623	204,750	7,950		889,357	889,357

Micah Young(6)	2017	77,212	—	—		1,397,802	—	300,000	(8)	1,775,014	1,775,014
Executive Vice President & Chief Financial Officer (PFO)

Anand Sampath	2017	439,089	—	908,700		284,520	222,789	7,950	(9)	1,863,048	1,863,048
Chief Operating Officer	2016	426,340	—	—		393,090	760,947	7,950		1,588,327	1,588,327
	2015	369,277	—	—		313,623	220,500	7,950		911,350	911,350

Jon Coleman	2017	376,642	—	908,700		284,520	200,000	7,950	(9)	1,777,812	1,777,812
President, Worldwide Sales, Professional Services & Medical Affairs	2016	356,791	—	—		393,090	703,093	7,950		1,460,924	1,460,924
	2015	354,103	—	—		313,623	194,400	7,950		870,076	870,076

| 2018 Proxy Statement

Tom McClenahan	2017	397,271	—	908,700	284,520	201,571	8,250	(7)	1,800,312	1,800,312
Executive Vice President, General Counsel & Corporate Secretary	2016	385,740	—	—	393,090	708,094	73,066		1,559,990	1,559,990
	2015	327,142	—	—	313,623	199,500	7,950		848,215	848,215
___________

(1)
Amounts set forth in the “Stock Awards” and “Option Awards” columns for 2015, 2016 and 2017 reflect the grant date fair value of stock and option awards granted in the year indicated, computed in accordance with ASC Topic 718 authoritative accounting guidance. All of these amounts reflect certain assumptions with respect to the stock and option awards and do not necessarily correspond to the actual value that will be recognized by the NEOs. The actual value, if any, that may be realized from a stock award or an option award is contingent upon the satisfaction of the conditions to vesting in that award, and, in the case of option awards, upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 14 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 that was filed with the SEC on February 28, 2018 for a discussion of the grant date fair value of the stock awards and the assumptions made in determining the grant date fair value of the RSUs and stock options granted in our fiscal years 2015, 2016 and 2017.

(2)	All amounts for fiscal 2017 were paid pursuant to the Executive Bonus Incentive Plan. All amounts for fiscal 2015 and 2016 were paid pursuant to our prior executive bonus plans.

(3)
This column excludes amounts included in the “Stock Awards” column of $111,915,000 for Mr. Kiani, which represents the grant date fair value of an award of 2.7 million RSUs with contingent vesting granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement.

(4)
Consists of $6,670 in retirement savings plan matching contributions, $4,234 related to certain unreimbursed incremental costs of personal travel-related expenses incurred by Mr. Kiani, $108,343 related to the net incremental costs of certain lodging, meals and other travel-related expenses incurred by his family and household members accompanying him during certain business travel pursuant to Mr. Kiani’s employment agreement (see “—Employment Arrangements with Named Executive Officers—Employment Agreement with Mr. Kiani” on page 70 of this Proxy Statement), and $33,059 related to the net incremental costs of security personnel and security services provided to Mr. Kiani during certain personal, non-business-related occasions, which represents the actual amounts paid by the Company for such security arrangements for Mr. Kiani that were not security arrangements provided at the Company’s business facilities, and for business travel. We have established a security program for Mr. Kiani that provides physical and personal security services as they may, from time to time, be deemed necessary. This security program is not limited to providing security services only at business facilities or functions or during business-related travel and can include providing security services during certain non-business occasions, including at his primary residence and during personal travel. We do not consider any such security services to be personal benefits as the requirement for this occasional security is directly the result of Mr. Kiani’s role as our CEO and as our CEO, his personal safety is vital to our continued success.

(5)
Represents the original grant date fair value of an award of 2.7 million RSUs with contingent vesting granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement. In July 2017, Mr. Kiani’s employment agreement was amended, at which time the 2.7 million RSUs were remeasured, resulting in a revaluation of the modified award under ASC Topic 718 to $259,011,000, representing the fair value of the RSUs as of the date of the amendment to the employment agreement. See “—Employment Arrangements with Named Executive Officers—Employment Agreement with Mr. Kiani” on page 70 of this Proxy Statement for additional information related to this RSU award, including vesting provisions. The Summary Compensation Table does not reflect any 2017 expense with respect to this amendment since the fair value of the award immediately prior to the amendment was the same as the fair value of the award immediately after the amendment.

(6)
Mr. Young was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, succeeding Mr. de Raad as our Executive Vice President, Finance & Chief Financial Officer.

(7)	Consists of $7,950 in retirement savings plan matching contributions and $300 in employer HSA contributions.

(8)
Consists of a “sign-on” bonus of $100,000 and a reimbursement of up to $200,000 for any compensation that Mr. Young must repay to his former employer for accepting our employment offer letter and commencing employment with the Company, each of which will be subject to repayment if Mr. Young voluntarily terminates his employment with us prior to October 16, 2020.

(9)	Consists of $7,950 in retirement savings plan matching contributions.

| 2018 Proxy Statement

Pension Benefits-Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation
No pension benefits were paid to any of our NEOs during fiscal 2017. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.
Grants of Plan-Based Awards During Fiscal Year 2017
The following table presents the plan-based awards granted to each of our NEOs in fiscal 2017.

	Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Shares of Stock or Units (#)(3)	Exercise Price Per Share ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe Kiani	March 16, 2017	$515,000	$1,030,000	$2,060,000	—	—	—	—	$—	$—
	June 5, 2017	—	—	—	50,000	100,000	150,000	—	—	9,087,000
	June 5, 2017	—	—	—	—	—	—	100,000	90.87	2,845,199

Mark de Raad(5)	March 16, 2017	100,425	200,850	401,700	—	—	—	—	—	—
	June 5, 2017	—	—	—	5,000	10,000	15,000	—	—	908,700
	June 5, 2017	—	—	—	—	—	—	10,000	90.87	284,520

Micah Young(5)	October 16, 2017	—	—	—	—	—	—	50,000	84.97	1,397,802

Anand Sampath	March 16, 2017	108,150	216,300	432,600	—	—	—	—	—	—
	June 5, 2017	—	—	—	5,000	10,000	15,000	—	—	908,700
	June 5, 2017	—	—	—	—	—	—	10,000	90.87	284,520

Jon Coleman	March 16, 2017	90,808	181,617	363,234	—	—	—	—	—	—
	June 5, 2017	—	—	—	5,000	10,000	15,000	—	—	908,700
	June 5, 2017	—	—	—	—	—	—	10,000	90.87	284,520

Tom McClenahan	March 16, 2017	97,850	195,700	391,400	—	—	—	—	—	—
	June 5, 2017	—	—	—	5,000	10,000	15,000	—	—	908,700
	June 5, 2017	—	—	—	—	—	—	10,000	90.87	284,520

| 2018 Proxy Statement

____________________________

(1)
Represents possible payments under the Executive Bonus Incentive Plan based on the base salary in effect for each NEO as of March 16, 2017, the grant date of the award. The fiscal 2017 Executive Bonus Incentive Plan provided that amounts payable thereunder would be based on the base salary in effect for each NEO as of the end of fiscal 2017, and actual payouts were therefore based on base salaries as of the end of fiscal 2017.

(2)	This PSU award was tied to specific 2017 Adjusted Operating Profit Margin objectives.

(3)	This option vests over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date.

(4)
For PSUs, amounts reflect the fair value of the award as of the grant date assuming achievement of the “target” performance achievement level. For stock options, amounts reflect the fair value per share as of the grant date of the award multiplied by the number of shares granted. Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when an award vests or stock option is exercised.

(5)
Mr. Young was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, succeeding Mr. de Raad as our Executive Vice President, Finance & Chief Financial Officer.

| 2018 Proxy Statement

Outstanding Equity Awards at December 30, 2017
The following table presents the outstanding option awards and stock awards held by each of our NEOs as of December 30, 2017.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joe Kiani	1/11/2009	300,000	—	$23.98	1/11/2019	—		$—
	2/11/2010	300,000	—	27.25	2/11/2020	—		—
	2/22/2011	300,000	—	30.06	2/22/2021	—		—
	10/27/2011	300,000	—	20.19	10/27/2021	—		—
	5/28/2013	240,000	60,000	21.97	5/28/2023	—		—
	2/18/2014	240,000	60,000	28.03	2/18/2024	—		—
	6/15/2015	120,000	180,000	38.76	6/15/2025	—		—
	11/4/2015	—	—	—	—	2,700,000	(2)	111,915,000	(2)
	2/29/2016	120,000	180,000	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	50,000	(4)	4,543,500	(4)
	6/5/2017	—	100,000	90.87	6/5/2027	—		—

Mark de Raad(3)	5/28/2013	—	6,000	21.97	5/28/2023	—		—
	2/18/2014	6,000	6,000	28.03	2/18/2024	—		—
	3/20/2015	—	18,000	31.01	3/20/2025	—		—
	2/29/2016	6,000	18,000	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	5,000	(5)	454,350	(5)
	6/5/2017	—	10,000	90.87	6/5/2027	—		—

Micah Young(3)	10/16/2017	—	50,000	84.97	10/16/2027	—		—

Anand Sampath	10/27/2011	30,000	—	20.19	10/27/2021	—		—
	5/28/2013	24,000	6,000	21.97	5/28/2023	—		—
	2/18/2014	24,000	6,000	28.03	2/18/2024	—		—
	8/12/2014	30,000	20,000	21.77	8/12/2024	—		—
	3/20/2015	12,000	18,000	31.01	3/20/2025	—		—
	2/29/2016	12,000	18,000	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	5,000	(5)	454,350	(5)
	6/5/2017	—	10,000	90.87	6/5/2027	—		—

| 2018 Proxy Statement

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jon Coleman	8/11/2008	25,000	—	$40.20	8/11/2018	—		$—
	8/17/2009	11,303	—	24.68	8/17/2019	—		—
	2/22/2011	25,000	—	30.06	2/22/2021	—		—
	5/28/2013	6,000	6,000	21.97	5/28/2023	—		—
	2/18/2014	12,000	6,000	28.03	2/18/2024	—		—
	3/20/2015	12,000	18,000	31.01	3/20/2025	—		—
	2/29/2016	12,000	18,000	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	5,000	(5)	454,350	(5)
	6/5/2017	—	10,000	90.87	6/5/2027	—		—

Tom McClenahan	7/31/2012	4,000	—	22.40	7/31/2022	—		—
	4/25/2013	10,000	10,000	19.72	4/25/2023	—		—
	2/18/2014	6,000	6,000	28.03	2/18/2024	—		—
	3/20/2015	6,000	18,000	31.01	3/20/2025	—		—
	2/29/2016	12,000	18,000	37.84	2/28/2026	—		—
	6/5/2017	—	—	—	—	5,000	(5)	454,350	(5)
	6/5/2017	—	10,000	90.87	6/5/2027	—		—

______________

(1)
For each NEO, the shares listed in this table are subject to a single stock option award carrying the varying exercise prices as set forth herein. The shares subject to each stock option vest over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the NEO’s employment agreement or severance agreement, if applicable. The option awards remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment.

(2)
Represents the original grant date fair value of an award of 2.7 million RSUs with contingent vesting granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement. In July 2017, Mr. Kiani’s employment agreement was amended, at which time the 2.7 million RSUs were remeasured, resulting in a revaluation of the modified award under ASC Topic 718 to $259,011,000, representing the fair value of the RSUs as of the date of the amendment to the employment agreement.

(3)
Mr. Young was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, succeeding Mr. de Raad as our Executive Vice President, Finance & Chief Financial Officer.

(4)
Represents the threshold number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 100,000 shares and the grant date fair value of such 100,000 shares was $9,087,000. The maximum number of shares issuable pursuant to this PSU award was 150,000 shares and the grant date fair value of such 150,000 shares was $13,630,500.

(5)
Represents the threshold number of shares issuable pursuant to this PSU award. The target number of shares issuable pursuant to this PSU award was 10,000 shares and the grant date fair value of such 10,000 shares was $908,700. The maximum number of shares issuable pursuant to this PSU award was 15,000 shares and the grant date fair value of such 15,000 shares was $1,363,050.

| 2018 Proxy Statement

Option Exercises and Stock Vested During Fiscal 2017
The following table provides details regarding stock options exercised by our NEOs during the fiscal year ended December 30, 2017.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joe Kiani	300,000	$21,063,000
Mark de Raad(2)	180,000	10,296,702
Micah Young(2)	—	N/A
Anand Sampath	50,000	3,102,133
Jon Coleman	99,697	5,569,356
Tom McClenahan	28,000	1,997,520
______________

(1)
The value realized equals the excess of the fair market value of our common stock at the date of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

(2)
Mr. de Raad resigned from his position as our Executive Vice President, Finance and Chief Financial Officer on October 16, 2017. Mr. Young was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, succeeding Mr. de Raad as our Executive Vice President, Finance & Chief Financial Officer.

Employment Arrangements with Named Executive Officers

Employment Agreement with Mr. Kiani
In November 2015, we entered into the November 2015 Agreement with Mr. Kiani, our CEO. Following extensive deliberations and discussions with Mr. Kiani, our compensation consultant and legal advisors, the Compensation Committee agreed to amend the November 2015 Agreement on July 27, 2017 (as amended, the “Amended CEO Agreement”). The Amended CEO Agreement is intended to retain Mr. Kiani as our CEO who, based on his proven ability to launch and build successful companies and his knowledge and visibility within the medical device industry, could attract other very lucrative job opportunities. The initial employment period under the Amended CEO Agreement ran until December 31, 2017, subject thereafter to automatic one year extensions unless either party provides a notice of non-renewal (a “Notice of Non-Renewal”) to the other at least one year prior to the scheduled expiration.
The Amended CEO Agreement provides that Mr. Kiani will continue to serve as our CEO and Chairman of the Board of Masimo. The Amended CEO Agreement also provides the following material terms and conditions, as may be adjusted from time to time by our Board or the Compensation Committee:

•	Eligibility to receive a base salary of $1,000,000 per year, which is subject to adjustment by our Board or the Compensation Committee, and was adjusted to $1,060,900 per year in July 2017.

•
Eligibility to receive an annual bonus equal to 100% of his base salary in the event we attain certain performance criteria set by our Board or the Compensation Committee under our annual incentive plan for our executive officers. The bonus payable will not be increased above the payment level determined based on actual achievement of the applicable performance criteria. In addition, Mr. Kiani’s annual bonus payable if all applicable performance criteria are achieved at maximum levels will not exceed 200% of his base salary.

•
Under the prior employment agreement, during fiscal year 2016, Mr. Kiani was granted a non-qualified stock option to purchase an aggregate of at least 300,000 shares of common stock that vests at a rate of 20% per year, with an exercise price per share equal to 100% of the fair market value of one share of common stock on the date of grant. Under the Amended CEO Agreement, Mr. Kiani is eligible to receive equity awards with a value at least consistent with equity awards granted to comparable CEOs of comparable companies (taking into account revenues,

| 2018 Proxy Statement

market capitalization and industry). Following approval of our 2017 Equity Plan by our stockholders at the 2017 Annual Meeting, Mr. Kiani agreed that the only equity awards he may be awarded must be approved by the Compensation Committee under the 2017 Equity Plan, consisting of both PSU awards and time-based options to purchase shares of our common stock.

•
Right to participate in or receive benefits under all of our employee benefits plans and to be eligible to participate in any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance, health-and-accident plan or similar arrangements made available to members of our management.

•
Reimbursement for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the Amended CEO Agreement and reimbursement for all reasonable travel and lodging expenses for his family and household members in the event they accompany him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations, including travel by private or chartered aircraft. To the extent inconsistent with the Amended CEO Agreement, Mr. Kiani is exempt from our travel and expense policy and our expense reimbursement policy.

In addition, Mr. Kiani is entitled to certain post-employment compensation arrangements. Under the Amended CEO Agreement, we may terminate Mr. Kiani’s employment for “cause” (as defined below), as a result of his disability under certain circumstances, or for any other reason. Similarly, Mr. Kiani may terminate his employment for “Good Reason” (as defined below), for health reasons, or for any other reason upon six months written notice to us. Specifically:

•	If Mr. Kiani’s employment is terminated for cause, he is entitled to receive his full base salary through the date of termination.

•
If Mr. Kiani’s employment is terminated as a result of his death, his designee or estate is entitled to receive his full base salary through the date of termination and an additional amount equal to 50% of his base salary then in effect as of the date of his death for each of three consecutive years following his death, which will be paid in substantially equal monthly installments over the three-year period.

•
If Mr. Kiani’s employment is terminated as a result of his disability, he is entitled to receive his full base salary through the date of termination and an additional amount equal to 75% of his base salary then in effect for each of two consecutive years following the date of termination, which will be paid in substantially equal monthly installments over the two-year period.

•
In the event (i) we terminate Mr. Kiani’s employment other than for cause, death or disability, or (ii) Mr. Kiani terminates his employment with us for Good Reason (each, a “Qualifying Termination”), Mr. Kiani will receive the following payments and benefits:

◦
payment of an amount equal to his full base salary through the date of termination, if applicable, and an additional amount equal to twice the sum of his base salary then in effect and the average annual bonus paid to him over the prior three years, which will be paid in installments over two years pursuant to our normal payroll practices; and

◦	all of his outstanding options and other equity awards will immediately vest.
Mr. Kiani may provide a notice of termination for Good Reason under the Amended CEO Agreement up to two years following the event giving rise to the Good Reason to terminate.
In addition, upon a Qualifying Termination, we will issue Mr. Kiani the Award Shares pursuant to the terms of an RSU award agreement between us and Mr. Kiani and pay him the Cash Payment. A portion of the Special Payment not to exceed $35.0 million will be paid to Mr. Kiani as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a restrictive covenant agreement by and between Masimo and Mr. Kiani, and will be subject to repayment to us if Mr. Kiani materially breaches any of such obligations.
Further, in the event of a “change in control” of Masimo (as defined below) prior to a Qualifying Termination, on each of the first and second anniversaries of the change in control, 50% of the Award Shares and 50% of the Cash Payment will vest, subject in each case to Mr. Kiani’s continuous employment through each such anniversary date. However, in the event of a Qualifying Termination or a termination of Mr. Kiani’s employment due to death or disability

| 2018 Proxy Statement

prior to either of such anniversaries, any remaining unvested amount of the Cash Payment and all of the unvested Award Shares will vest and be paid in full. In addition, in the event of a change in control of Masimo prior to a Qualifying Termination, Mr. Kiani’s stock options and any other equity awards will vest in accordance with their terms, but in no event later than in two equal installments on each of the first and second anniversaries of the change in control, subject in each case to Mr. Kiani’s continuous employment through each such anniversary date.
Pursuant to the Amended CEO Agreement, if any payment or benefit received or to be received by Mr. Kiani would be subject to any excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to Mr. Kiani will be reduced so that no portion of the payments or benefits payable to Mr. Kiani is subject to the excise tax, but only if the after-tax amount of such payments and benefits, as so reduced, is equal to or greater than the after-tax amount of such payments and benefits without such reduction.
The Amended CEO Agreement also provides that in the event of a change in control, we must fund a grantor trust with an amount equal to the aggregate of the cash severance payment to which he would be entitled and the Special Payment, payable to Mr. Kiani in the event of a Qualifying Termination. In the event Mr. Kiani’s employment is not terminated on or prior to the fifth anniversary of the change in control in a manner entitling him to such payments, the amounts held in the trust will revert to Masimo.
In addition, if Mr. Kiani’s employment under the Amended CEO Agreement is terminated for any reason other than cause, Mr. Kiani will be entitled to participate in all of our employee benefit plans and programs that he participated in as of the date of his termination of employment for the full term of the Amended CEO Agreement as long as his participation is possible under the general terms and provisions of the plans. If for any reason Mr. Kiani is not permitted to participate in any of our employee benefit plans or programs after the date of his termination of employment, he will be entitled to reimbursement of the amount paid by him to obtain similar coverage to that offered by our benefit plans and programs but only up to the amount we would otherwise have paid on behalf of him as an employee of Masimo under the Amended CEO Agreement as of the date of his termination.
For purposes of the Amended CEO Agreement:

•
termination for “cause” generally means his termination of employment as a result of his willful and continued failure to substantially perform his duties under the Amended CEO Agreement, his willful engaging in gross misconduct materially injurious to us or his willful violation of the confidentiality and trade secret protection provisions contained in a restrictive covenant agreement with us if the violation results in demonstrably material injury to us. Any termination for cause must be approved by at least 75% of the entire membership of our Board.

•
termination for “Good Reason” generally means a termination of his employment by Mr. Kiani subsequent to (A) a diminution in his responsibilities, duties and authority, including him ceasing to serve as CEO of the Company or him ceasing to serve as Chairman of the Board or the designation of any director other than him as the lead director of the Board, (B) any reduction in his rate of compensation or fringe benefits, (C) Masimo’s failure to comply with certain obligations relating to his compensation or place of work, (D) the provision of a notice not to renew the Amended CEO Agreement by Masimo, or (E) (1) a change in control (as defined below) was triggered as a result of a change in more than one third of the directors on the Board during a rolling twenty-four month period, or (2) following, or in connection with, a “change in control” triggered as a result of an acquisition, (i) the highest level of parent entity holding, directly or indirectly, majority voting control of the Company after the “change in control” (the “Acquirer Parent”) is not a publicly-traded company, (ii) he does not become the, or is removed from the position of, CEO and Chairman of the Board of the Acquirer Parent, with such position being on terms and conditions reasonably acceptable to him, provided that the terms and conditions of employment providing for total compensation with a value comparable to the total compensation paid to the chief executive officers of comparable companies shall be deemed to be reasonable, or (iii) any other director is designated the lead director of the board of directors of the Acquirer Parent; provided that, in the case of clauses (A), (B), (C) and (E) above, “Good Reason” will not be deemed to exist unless certain notice and cure period conditions are met and his resignation for Good Reason is effective within thirty days after the expiration of the cure period.

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•
a “change in control” generally means (i) the acquisition by any person or group of more than 35% of our outstanding voting stock, (ii) the acquisition of our assets that have a total fair market value of 40% or more of the total fair market value of all of our assets immediately before the acquisition by any person or group, or (iii) a change in more than one third of the directors on our Board during a rolling 24-month period. For purposes of determining whether a change in control has occurred, a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved will be treated as a member of the Board at the beginning of the 24-month period.

Offer Letters with Other Executive Officers
Messrs. de Raad, Young, Coleman, McClenahan and Sampath each signed an offer letter before commencing their employment with us. The offer letters set forth each executive officer’s position and title, initial base salary, health benefits, number of options to be initially granted and the vesting schedule of such options. Additionally, each offer letter states that the executive officer’s employment is “at-will” and may be terminated at any time by either the officer or us for any reason.
Employee Proprietary Agreements
Each of our NEOs, other than our CEO, has also entered into a standard form agreement with respect to proprietary information and inventions. Our CEO has also entered into an agreement with respect to proprietary information and inventions. Among other things, these agreements obligate each NEO to refrain from disclosing any of our proprietary information received during the course of his employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of his employment.
2007 Severance Protection Plan
The 2007 Severance Protection Plan (the “Severance Plan”) provides the benefits set forth below to the executives who are eligible to participate in the Severance Plan and who have signed severance agreements with us (the “Severance Agreements”). The Board has the discretion to amend or terminate the Severance Plan prospectively, subject to the limitation that, in the event of a change in control, no amendments may be made during the 36 months following the change in control without a participant’s consent if it would adversely affect the participant’s benefit. The Compensation Committee is the Severance Plan Administrator.
Each of our NEOs, other than our CEO, is a participant in the Severance Plan on the terms set forth below. The following general description of the Severance Plan is qualified by the actual terms of the Severance Plan document and the individual Severance Agreements signed by the participants.
Conditions to Severance Benefits. To the extent set forth below, a participant can receive either basic severance benefits or change in control severance benefits, but not both. Generally, in order to receive a basic or change in control severance benefit, the following conditions must be met:

•
the participant must execute, within 60 days of termination, a general release of claims (which becomes irrevocable within such 60-day period), a non-disparagement agreement, an intellectual property nondisclosure agreement, and a non-competition agreement that covers the period during which the participant is receiving severance benefits;

•
a participant entitled to the basic benefit must not have received any change in control severance benefits under the Severance Plan or any severance benefits equal to, or better than, the basic severance benefits pursuant to another arrangement between the participant and us;

•
a participant entitled to the change in control benefit must not have received any basic severance benefits under the Severance Plan or any severance benefits equal to, or better than, the change in control severance benefits pursuant to another arrangement between the participant and us; and

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the participant must waive any and all rights, benefits and privileges to severance benefits that he might otherwise be entitled to receive under any other oral or written plan, employment agreement, or arrangement with us.

Basic Severance Benefits. Each of our NEOs, other than our CEO and Mr. Young15, is eligible for these benefits. Basic severance benefits are payable if a participant is terminated without “cause” (as defined below) and are the following:

•
an amount equal to annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of termination, paid in installments according to normal payroll practices over 12 months commencing within 60 days following the participant’s termination;

•	COBRA continuation coverage at Company expense during the 12 months following termination; and

•	the right to purchase life insurance through the Company during the 12 month period following his termination.
However, if a participant commences new employment during the one-year period following termination, any income or benefits received from new employment will reduce (on a dollar-for-dollar basis) these basic severance benefits.
Change in Control Severance Benefits. Each of our NEOs, other than our CEO and Mr. Young14, is eligible for the change in control severance benefits described in this paragraph. The change in control severance benefits are payable upon a covered termination (which generally consists of a termination by the Company without cause or a termination by the executive for Good Reason upon or within a certain period after a change in control) and consist of the following:

•
if the participant has a covered termination because his current job is not offered to him on the date of the change in control, the participant will receive (i) an amount equal to his annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of the covered termination, plus the average annual bonus paid to him over the three-year period prior to the change in control, and (ii) life insurance for the 12-month period following his termination;

•	if the participant has a covered termination for a reason not described in the preceding clause, instead of one times base salary, he will receive two times base salary;

•	the participant will receive COBRA continuation coverage at Company expense during the 12-month period following his termination; and

•
upon the change in control, 50% of the participant’s unvested stock options and other equity-based awards shall be fully accelerated as of the change in control and 100% of the unvested stock options and other equity-based awards shall be fully accelerated upon the participant’s termination under circumstances that entitle him to change in control severance benefits noted above.

Change in control severance amounts will be paid in a lump sum cash payment within 60 days following the participant’s termination, provided that the participant has met all of the conditions for his change in control severance payment.
The Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code. In addition, the Plan Administrator may delay the payment or issuance of any severance or change in control severance benefits for up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.
Under the Severance Plan:

•
“cause” generally means the participant’s: (i) refusal or failure to perform his duties with us or to comply in all respects with our policies or the policies of any affiliate of ours after notice of a deficiency and failure to cure the deficiency within three business days following notice from us, unless he has delivered a bona fide notice of

15Mr. Young is currently not entitled to any Basic Severance Benefits under the Severance Plan. In addition, his Change in Control Severance Benefits under the Severance Plan are currently limited to the acceleration of 50% of his unvested stock options and other equity-based awards upon a covered termination on or after a change in control.

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termination for Good Reason to us, and the reason for the termination has not been cured by us within 30 days of receipt of notice; (ii) engagement in illegal or unethical conduct that could be injurious to us or our affiliates; (iii) commitment of one or more acts of dishonesty; (iv) failure to follow a lawful directive from our CEO; or (v) indictment for any felony, or any misdemeanor involving dishonesty or moral turpitude.

•
“change in control” generally means: (i) a merger or consolidation or a sale of all or substantially all of our assets unless more than 50% of the voting securities of the surviving or acquiring entity are held by our stockholders as of immediately prior to the transaction; (ii) the approval by our stockholders of the sale of all or substantially all of our assets; or (iii) without the prior approval of our Board, the acquisition by any person or group of securities representing beneficial ownership of 50% or more of our outstanding voting securities.

•
“Good Reason” generally means, provided that the executive has provided us with notice of one of the following events within 15 days after it occurs, and we fail to cure the event within 30 days after receiving notice from the executive: (i) any material reduction by us in the participant’s annual salary; (ii) any requirement that the participant change his principal location of work to any location that is more than 40 miles from the address of our current principal executive offices; or (iii) any material change in the participant’s responsibilities.

Voluntary Resignation. Excluding a resignation for Good Reason during the period commencing upon a change in control and ending on the 36-month anniversary of the change in control, in the event a participant wishes to voluntarily resign from his employment at any time during which the Severance Plan and his Severance Agreement are effective, he has agreed to provide us with six months advance notice of his resignation.
Potential Payments upon Termination or Change in Control
The tables below estimate the amounts payable to our NEOs in the event that a change in control, termination of employment or both occurred on December 29, 2017, the last business day of Masimo’s fiscal year that ended December 30, 2017. The closing price of our common stock, as reported on the Nasdaq Global Select Market, was $84.80 per share on December 29, 2017, the last trading day of fiscal 2017. The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s qualifying separation from Masimo. Mr. de Raad has not been included in the tables below as he was no longer an executive officer as of December 30, 2017.

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Joe Kiani

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	Upon Death	Upon Disability	By Masimo Without Cause or by Mr. Kiani for Good Reason	Change In Control (CIC) Without Termination and Two Years Post-CIC Continuous Service
Number of Equity Award Shares Accelerated	—	—	800,000	—

Value of Equity Award Shares Accelerated(1)	$—	$—	$38,619,800	$—
Special Payment - Value of Award Shares Vesting(2),(3)	—	—	228,960,000	228,960,000
Special Payment - Cash Payment(4),(5)	—	—	35,000,000	35,000,000
Other Cash Payments	1,591,350	1,591,350	4,215,733	—
Continuation of Benefits(6)	15,519	15,519	15,519	—
Total Cash Benefits and Payments	$1,606,869	$1,606,869	$306,811,052	$263,960,000
______________

(1)
Consists of the value of in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Kiani as of December 30, 2017, the vesting of which would be accelerated.

(2)
Upon the qualifying event, all of Award Shares subject to the RSU award granted to Mr. Kiani under the Amended CEO Agreement will become vested. The amount represents the value of 100% of the Award Shares subject to the RSU award based on the closing stock price of $84.80 per share.

(3)
Subject to Mr. Kiani’s continuous employment following a Change in Control, 50% of the Award Shares will vest on each of the first two anniversaries of such Change in Control. The amount represents the value of the Award Shares subject to the RSU award based on the closing stock price of $84.80 per share.

(4)
Upon the qualifying event, the Company shall pay to Mr. Kiani the Cash Payment as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a non-competition and confidentiality agreement between Masimo and Mr. Kiani, and will be subject to repayment to Masimo if Mr. Kiani materially breaches any of such obligations.

(5)	Subject to Mr. Kiani’s continuous employment following a Change in Control, 50% of the Cash Payment will vest and become payable on each of the first two anniversaries of such Change in Control.

(6)
Presumes a remaining term of one year. Comprised of the cash equivalent of the Company’s cost of standard employee benefits, including health, dental and vision insurance for Mr. Kiani and his eligible dependents for 12 months, and life, accidental death and dismemberment and long-term disability insurance for Mr. Kiani for 12 months.

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Micah Young

Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control	By Masimo Without Cause or by Mr. Young for Good Reason in Connection with a Change In Control	Change In Control Without Termination
Number of Equity Award Shares Accelerated	—	25,000	—

Value of Equity Award Shares Accelerated(1)	$—	$—	$—
Cash Payments	—	—	—
Continuation of Benefits	—	—	—
Total Cash Benefits and Payments	$—	$—	$—
______________

(1)	As of December 30, 2017, Mr. Young’s equity awards consisted solely of stock options, none of which were in-the-money.
Anand Sampath

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Sampath for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Equity Award Shares Accelerated			100,000		50,000

Value of Equity Award Shares Accelerated	$—		$5,262,080	(1)	$2,631,040	(2)
Cash Payments	438,590		1,111,019		—
Continuation of Benefits(3)	31,013	(4)	32,104	(5)	—
Total Cash Benefits and Payments	$469,603		$6,405,203		$2,631,040
______________

(1)
Consists of the value of 100% of the in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Sampath as of December 30, 2017, the vesting of which would be accelerated.

(2)
Consists of the value of 50% of the in-the-money stock options 50% of the unvested PSUs (on the basis of 50% target achievement) that were held by Mr. Sampath as of December 30, 2017, the vesting of which would be accelerated.

(3)	Assumes that Mr. Sampath does not commence employment with another employer during the period from December 31, 2017 through December 31, 2018.

(4)	Comprised of health, dental and vision insurance benefits for Mr. Sampath and his dependents for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. Sampath and his dependents for 12 months and life insurance for Mr. Sampath for 12 months.

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Jon Coleman

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Coleman for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Equity Award Shares Accelerated	—		80,000		40,000

Value of Equity Award Shares Accelerated	$—		$4,001,480	(1)	$2,000,740	(2)
Cash Payments	400,000		992,006		—
Continuation of Benefits(3)	21,913	(4)	22,829	(5)	—
Total Cash Benefits and Payments	$421,913		$5,016,315		$2,000,740
______________

(1)
Consists of the value of 100% of the in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Coleman as of December 30, 2017, the vesting of which would be accelerated.

(2)
Consists of the value of 50% of the in-the-money stock options and 50% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. Coleman as of December 30, 2017, the vesting of which would be accelerated.

(3)	Assumes that Mr. Coleman does not commence employment with another employer during the period from December 31, 2017 through December 31, 2018.

(4)	Comprised of health, dental and vision insurance benefits for Mr. Coleman and his eligible dependents for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. Coleman and his eligible dependents for 12 months and life insurance for Mr. Coleman for 12 months.
Tom McClenahan

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. McClenahan for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Equity Award Shares Accelerated	—		84,000		42,000

Value of Equity Award Shares Accelerated	$—		$4,275,300	(1)	$2,137,650	(2)
Cash Payments	403,142		1,008,541		—
Continuation of Benefits(3)	28,230	(4)	29,217	(5)	—
Total Cash Benefits and Payments	$431,372		$5,313,058		$2,137,650
______________

(1)
Consists of the value of 100% of the in-the-money stock options and 100% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. McClenahan as of December 30, 2017, the vesting of which would be accelerated.

(2)
Consists of the value of 50% of the in-the-money stock options and 50% of the unvested PSUs (on the basis of 100% target achievement) that were held by Mr. McClenahan as of December 30, 2017, the vesting of which would be accelerated.

(3)	Assumes that Mr. McClenahan does not commence employment with another employer during the period from December 31, 2017 through December 31, 2018.

(4)	Comprised of health, dental and vision insurance benefits for Mr. McClenahan and his eligible dependents for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. McClenahan and his eligible dependents for 12 months and life insurance for Mr. McClenahan for 12 months.

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Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of all employees of our company and the annual total compensation of our CEO, Mr. Kiani.
For 2017, our most recently completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $105,326; and

•	the annual total compensation of our CEO, Mr. Kiani, was $14,190,855.
Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 135 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another. However, the pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee's compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, which likely will make it very difficult to compare pay ratios with other companies, including those within our industry.
As permitted by SEC rules, to identify our median employee, we selected total cash compensation, which we calculated as annual base pay (using a reasonable estimate of the hours worked during 2017 for hourly employees and actual salary paid for our remaining employees) and the actual annual cash incentive awards earned for fiscal 2017, as the compensation measure to be used to compare the compensation of our employees as of October 31, 2017 for the 12-month period from January 1, 2017 through December 31, 2017. As of October 31, 2017, our employee population consisted of approximately 1,420 individuals, with approximately 983 employees in the United States and approximately 437 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than our CEO, whether employed on a full-time, part-time, temporary or seasonal basis. We did not include any contractors or other non-employee workers in our employee population. We annualized base pay for any full-time and part-time employees who commenced work during 2017.
Using this approach, we selected the individual at the median of our employee population. Our median employee was a Clinical Specialist based in the United States. We then calculated annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. We determined that such individual’s annual total compensation for the fiscal year ended December 31, 2017 was $105,326 (excluding any estimated retirement and health benefits).
During 2017, Mr. Kiani served as our CEO. We determined Mr. Kiani’s annual total compensation for the fiscal year ended December 31, 2017 was $14,190,855, as reported in our 2017 Summary Compensation Table.

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AUDIT RELATED MATTERS
Audit Committee Report
Our Audit Committee is composed of “independent directors,” as determined in accordance with Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which may be viewed on our internet website at http://www.masimo.com/es/about_masimo/investors/ under “Corporate Governance.”
As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our financial statements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for us and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally-accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for fiscal 2017.
The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the independent registered public accounting firm;

•
discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received from Grant Thornton LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Grant Thornton LLP as part of the committee’s quarterly meetings.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2017 for filing with the SEC. The Audit Committee also has selected and engaged Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending December 29, 2018, and is seeking ratification of the selection by Masimo’s stockholders.

Audit Committee
Mr. Sanford Fitch
Mr. Adam Mikkelson
Mr. Craig Reynolds
This foregoing audit committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

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Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.
The Audit Committee has determined that the rendering of the services other than audit services by Grant Thornton LLP is compatible with maintaining the independent registered public accounting firm’s independence.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Masimo for the fiscal years ended December 30, 2017 and December 31, 2016 by Grant Thornton LLP, our independent registered public accounting firm for such periods. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	December 30, 2017	December 31, 2016
Audit Fees(1)	$2,035,933	$1,791,354
Audit-Related Fees(2)	122,453	81,972
Tax Fees(3)	36,952	37,292
All Other Fees	—	—
Total Fees	$2,195,338	$1,910,618
______________

(1)
Audit fees consist of fees billed for services rendered for the audit of our consolidated annual financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for assurance and related services that are traditionally performed by our independent registered public accounting firm and include fees reasonably related to the performance of the audit or review of our interim consolidated financial statements and not reported under the caption “Audit Fees”. For the fiscal year ended December 30, 2017, these services included fees primarily for the audit of our retirement savings plan. For the fiscal year ended December 31, 2016, these services included fees primarily for the audit of our retirement savings plan.

(3)	Tax fees consist of fees for preparation of our federal and state income tax returns, general consultation and international tax research.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Overview
The term of office for Class II directors expires in 2018. Based on the recommendation of our Nominating, Compliance and Corporate Governance Committee, the Board has nominated Mr. Thomas Harkin and Mr. Joe Kiani for election to the Board as Class II directors. If elected at the Annual Meeting, each of Mr. Thomas Harkin and Mr. Joe Kiani would serve until the 2021 Annual Meeting of Stockholders and until his successor is elected and qualified or, if sooner, until his death, resignation or removal.
Our Bylaws provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “For” the nominee exceeds the number of votes cast “Against” the nominee. Under our Bylaws, in the event an incumbent nominee does not receive a majority of the votes cast for the incumbent director’s re-election, the incumbent director is required to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.
Nominees
The Nominating, Compliance and Corporate Governance Committee recommends, and the Board nominated, the following individuals for election for a three-year (Class II) term expiring at the 2021 Annual Meeting of Stockholders:

Nominees	Term in Office
Thomas Harkin	Continuing in Office Until the 2018 Annual Meeting of the Stockholders
Joe Kiani	Continuing in Office Until the 2018 Annual Meeting of the Stockholders
The nominees have agreed to serve as directors if elected. We have no reason to believe that the nominees will be unable to serve. The section titled “Board of Directors” beginning on page 23 of this Proxy Statement contains the nominees’ biographies.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.
The following directors will remain in office until the date specified below:

Current Directors	Class and Remaining Term in Office
Adam Mikkelson	Class III - Continuing in Office Until the 2019 Annual Meeting of the Stockholders
Craig Reynolds	Class III - Continuing in Office Until the 2019 Annual Meeting of the Stockholders
Steven J. Barker, M.D., Ph.D.	Class I - Continuing in Office Until the 2020 Annual Meeting of the Stockholders
Sanford Fitch	Class I - Continuing in Office Until the 2020 Annual Meeting of the Stockholders

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PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 29, 2018, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Grant Thornton was appointed as our independent registered public accounting firm in July 2006 and has reported on our consolidated financial statements for years 2005-2018. The decision to select Grant Thornton as our independent registered public accounting firm for fiscal year 2018 (ending December 29, 2018) was recommended by our Audit Committee and approved by our Board.
Representatives of Grant Thornton are expected to be present at the Annual Meeting. The representatives of Grant Thornton will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require that our stockholders ratify the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Masimo and our stockholders.
Although our stockholders are not required to ratify the selection of Grant Thornton as our independent registered public accounting firm, because we have submitted the ratification of our registered public accounting firm for approval by stockholders, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 29, 2018.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
OUR FISCAL YEAR ENDING DECEMBER 29, 2018.

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PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in this Proxy Statement in the section titled “Compensation Discussion and Analysis” beginning on page 37 of this Proxy Statement, and the compensation tables beginning on page 65 of this Proxy Statement, and any related narrative discussion contained in this Proxy Statement.
Throughout 2017, we experienced strong product revenue growth around the world with a combination of additional new customers, higher utilization of our installed base of pulse oximeters, and incremental contributions from our new products. We attribute our strong fiscal 2017 financial performance to our execution of our ten year plan, which has given us the ability to grow our top line product revenue, product margins and operating margins, without sacrificing what our customers expect from us: great innovation and excellent service.
Some of our notable fiscal 2017 financial and operational highlights included:

•
Total revenues, including royalties and other revenue, increased 14.9% to $798.1 million, compared to $694.6 million in fiscal 2016, and significantly exceeded our original fiscal 2017 financial guidance of $752.0 million.

•	Total product revenues increased 11.7% to $741.3 million, compared to $663.8 million in fiscal 2016, and significantly exceeded our original fiscal 2017 financial guidance of $717.0 million.

•	Masimo rainbow® product revenues increased 14.9% to $76.6 million, compared to $66.7 million in fiscal 2016, significantly exceeded our original 10% rainbow® revenue growth guidance.

•	Masimo SET® and rainbow SET™ shipments totaled 203,100 units, exceeding our internal target of 190,000 units.

•	Non-GAAP operating profit margin[16] (as a percentage of total revenues) improved 290 basis points to 24.9%[15] as compared to 22.0%[15] in fiscal 2016.

•	Non-GAAP EPS[17] increased 26.3% to $2.45[16], compared to $1.94[16] per share in fiscal 2016.

•	Masimo repurchased a total of 804,000 shares of common stock throughout the year for a total cash investment of $66.3 million.

•	Strong financial and operating performance metrics, including:

◦	Return on assets of 15%,

◦	Return on capital of 19%, and

◦	Return on equity of 19%.
In addition, our closing stock price of $84.80 per share on the last trading day of fiscal 2017 represented a 25.8% increase from the closing stock price of $67.40 per share on the last trading day of fiscal 2016 and a 204.3% increase from the closing stock price of $41.51 per share on the last trading day of fiscal 2015.
In response to stockholder feedback and after consultation with its compensation advisor, Compensia, our Compensation Committee has made several important changes to our executive compensation program which will be in effect for fiscal 2018, including:
16Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.
17Non-GAAP financial measure - please see Appendix A to this Proxy Statement for a description of the adjustments and a reconciliation to the corresponding GAAP measure.

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•
Adoption of the 2017 Equity Plan, which was approved by our stockholders at the 2017 Annual Meeting of Stockholders. The 2017 Equity Plan, among other things, eliminates the annual “evergreen” provision contained in the 2007 Stock Incentive Plan;

•
Adoption of the Executive Bonus Incentive Plan, which was approved by our stockholders at the 2017 Annual Meeting of Stockholders, which provides for performance-based bonus awards for our executive officers; and

•
Refinements to the 2018 long-term equity incentive awards, including the award of PSUs with three-year “cliff” vesting based on our actual performance as measured against pre-established performance objectives for fiscal 2020.

In light of the above, we believe that the compensation of our named executive officers for fiscal 2017 was appropriate and reasonable and reflected the Company’s performance for the year.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Masimo Corporation approve, on an advisory basis, our named executive officer compensation for fiscal 2017, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”
This stockholder vote on named executive officer compensation is merely advisory and will not be binding upon us, our Board or our Compensation Committee. The outcome of the vote will not require us, our Board or our Compensation Committee to take any action or overrule any decision by the Company, our Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DESCRIBED IN THIS PROXY STATEMENT

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth information as of March 31, 2018, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of March 31, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 51,783,786 shares of common stock outstanding as of March 31, 2018, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to equity awards that are either currently exercisable, or that will become exercisable or otherwise vest on or before May 30, 2018, which is 60 days after March 31, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

	Beneficial Ownership of Common Stock
Name	Number of Shares	Percent of Class(1)
Named Executive Officers and Directors:
Joe Kiani(2)	5,923,276	11.0%
Mark de Raad(3)	—	*
Micah Young(3)	—	*
Anand Sampath(4)	155,272	*
Jon Coleman(5)	95,201	*
Tom McClenahan(6)	56,000	*
Steven J. Barker, Ph.D., M.D.(7)	157,249	*
Sanford Fitch(8)	132,249	*
Thomas Harkin(9)	3,385	*
Adam Mikkelson	—	*
Craig Reynolds(10)	80,000	*
Total Shares Held By Current Executive Officers and Directors (13 persons)(11)	6,844,532	12.6%
5% Stockholders:
Joe Kiani(2)	5,923,276	11.0%
BlackRock, Inc.(12)	7,247,465	14.0%
The Vanguard Group(13)	4,939,543	9.5%

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______________

*	Less than one percent.

(1)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares of common stock outstanding as of March 31, 2018, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 31, 2018.

(2)
Comprised of 119,241 shares held directly, 2,313,453 shares held in two trusts for which Mr. Kiani is the sole trustee, 1,491,209 shares held in four trusts for which Mr. Kiani is not the trustee, 9,000 shares held by an immediate family member of Mr. Kiani for which Mr. Kiani shares voting and dispositive power, options to purchase 1,980,000 shares of Masimo common stock that were exercisable as of March 31, 2018 or that have or will become exercisable within 60 days after March 31, 2018, and 10,373 shares held for the Reporting Person’s account under the Masimo Retirement Savings Plan. As of March 31, 2018, an aggregate of 582,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Practices” on page 60 of this Proxy Statement.

(3)
Mr. Young was appointed our Executive Vice President, Finance & Chief Financial Officer effective October 16, 2017, succeeding Mr. de Raad as our Executive Vice President, Finance & Chief Financial Officer.

(4)	Comprised of 11,272 shares of common stock held directly and options to purchase 144,000 shares of common stock that are exercisable within 60 days after March 31, 2018.

(5)	Comprised of 9,201 shares of common stock held directly and options to purchase 86,000 shares of common stock that are exercisable within 60 days after March 31, 2018.

(6)	Comprised of 2,000 shares of common stock held directly and options to purchase 54,000 shares of common stock that are exercisable within 60 days after March 31, 2018.

(7)	Comprised of 63,249 shares of common stock held directly, options to purchase 94,000 shares of common stock that are exercisable within 60 days after March 31, 2018.

(8)	Comprised of 68,249 shares of common stock held directly, options to purchase 64,000 shares of common stock that are exercisable within 60 days after March 31, 2018.

(9)	Comprised of 3,385 shares of common stock held directly.

(10)	Comprised of options to purchase 80,000 shares of common stock that are exercisable within 60 days after March 31, 2018.

(11)
Comprised of shares included under “Named Executive Officers and Directors”, other than with respect to Mr. de Raad, 71,000 shares of common stock owned directly by one of our other executive officers and options to purchase an aggregate of 170,900 shares of common stock held by two of our other executive officers that are exercisable within 60 days after March 31, 2018.

(12)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 19, 2018, reporting that it had sole dispositive power with respect to an aggregate of 7,247,465 shares in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.

(13)
The Vanguard Group (“Vanguard”) filed a Schedule 13G/A on February 9, 2018, reporting that it had sole voting power with respect to 88,064 shares, shared voting power with respect to 6,300 shares, sole dispositive power with respect to 4,848,913 shares, shared dispositive power with respect to 90,630 shares and beneficial ownership of an aggregate of 4,939,543 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

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Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth additional information as of December 30, 2017 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of December 30, 2017. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(3)	9,661,134	$36.26	4,172,285
Equity compensation plans not approved by security holders(4)	—	—	—
Total	9,661,134	$36.26	4,172,285
______________

(1)	Includes 2,707,915 RSUs and PSUs that were unvested and outstanding as of December 30, 2017.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and PSUs, which have no exercise price.

(3)	Comprised of the 2007 Stock Incentive Plan and the 2017 Plan.

(4)	As of December 30, 2017, we did not have any equity compensation plans that were not approved by our stockholders.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2017, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, other than one Form 4 for David Van Ramshorst, our Chief Accounting Officer, which was due on August 16, 2017 but was inadvertently filed late on August 25, 2017.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS
Related Person Transactions Policy and Procedures
We adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of transactions with related persons. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) and any “related person” were, are or will be participants involving an amount that exceeds $120,000. For purposes of the policy, a related person is:

•
any person who is or was a director or executive of ours since the beginning of our immediately preceding fiscal year or an immediate family member of, or person sharing a household with, any of the foregoing individuals;

•
any person known by us to be the beneficial owner of more than five percent of any class of our outstanding voting securities or, if the beneficial owner is an individual, an immediate family member of, or person sharing a household with, any of the foregoing individuals; and

•
any firm, corporation or other entity in which any of the foregoing individuals is employed or is a general partner or principal or in a similar position, or in which any of the foregoing individuals has a five percent or greater beneficial interest.

Under the policy, prior to entering into a related person transaction, our legal department must present information regarding the proposed related person transaction to our Nominating, Compliance and Corporate Governance Committee for approval at its next regularly scheduled meeting (or, where our legal department, in consultation with our CEO or Chief Financial Officer, determines that it is not practicable to or desirable to wait until the next meeting of the Nominating, Compliance and Corporate Governance Committee, to the Chairperson of our Nominating, Compliance and Corporate Governance Committee, who is authorized under the policy to act on behalf of the Nominating, Compliance and Corporate Governance Committee with respect to matters covered by the policy between meetings of the Nominating, Compliance and Corporate Governance Committee).
To identify proposed related person transactions in advance, our legal department relies on information supplied by our directors, executive officers or business unit or function/department leader responsible for the proposed related person transaction. In considering related person transactions, the Nominating, Compliance and Corporate Governance Committee (or the Chairperson of the Nominating, Compliance and Corporate Governance Committee) takes into account all relevant facts and circumstances related to the proposed transaction. In the event a member of the Nominating, Compliance and Corporate Governance Committee, or any immediate family member or affiliate of a member of the Nominating, Compliance and Corporate Governance Committee is the related person, such member of the Nominating, Compliance and Corporate Governance Committee is prohibited from participating in any review, consideration or approval of the related person transaction. The policy requires that the Nominating, Compliance and Corporate Governance Committee will only approve a related person transaction if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders.
Under the policy, the following related person transactions are deemed to be pre-approved by the Nominating, Compliance and Corporate Governance Committee regardless of the amount involved:

•	employment and compensation of our executive officers, subject to certain exceptions;

•	compensation of our directors, subject to certain exceptions;

•
certain transactions between us and an unrelated third party entity in which the related person’s only relationship with the third party is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the other entity’s shares, subject to certain limitations;

•	certain contributions to the Masimo Foundation and certain other charitable contributions; and

•	transactions in which all of our security holders receive the same benefit on a pro rata basis.

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The policy also permits our Nominating, Compliance and Corporate Governance Committee to ratify, amend, rescind or terminate any related person transaction that is not pre-approved in accordance with the terms above.
Transactions with Related Persons
The following is a description of transactions or series of transactions since December 31, 2016, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation—Employment Contract and Severance Arrangements” above.
Cercacor Laboratories, Inc.
Cercacor is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and CEO, is also the Chairman and CEO of Cercacor. Mr. Kiani receives a separate salary and equity compensation from Cercacor in his capacity as an employee of Cercacor.
We are a party to the Cross-Licensing Agreement, which governs each party’s rights to certain of the intellectual property held by the two companies. To date, the Company has developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities were $8.0 million for fiscal 2017.
The Company has also entered into the Services Agreement, which governs certain general and administrative services the Company provides to Cercacor. Pursuant to the Services Agreement, Cercacor paid the Company $0.2 million for general and administrative services related to fiscal 2017.
The Company entered into the Patent Agreement pursuant to which, among other things, it purchased the Purchased Patents for an aggregate purchase price of $2.4 million. Pursuant to the Patent Agreement, the Company granted Cercacor an irrevocable, non-exclusive, worldwide license with respect to the products and services covered by the Purchased Patents.
In March 2016, the Company entered into the Cercacor Sublease for approximately 16,830 square feet of excess office and laboratory space located at 40 Parker, Irvine, California. The Cercacor Sublease began on May 1, 2016 and expires on November 30, 2019. The Company recognized $0.4 million of sublease income pursuant to the Cercacor Sublease during fiscal 2017.
Prior to our initial public offering in August 2007, our stockholders owned approximately 99.9% of the outstanding capital stock of Cercacor, and we believe that as of March 31, 2018, a number of stockholders of Cercacor continued to own shares of our common stock. Mr. Kiani is the only stockholder of Cercacor who owns 5% or more of Masimo’s outstanding voting stock.
Atheer Labs
Atheer Labs (“Atheer”) is an independent company that is working with us to develop next generation Root® applications. Joe Kiani, our Chairman and CEO, is a member of the board of directors of Atheer. For fiscal 2017, the Company incurred no license fees or other expenses due to Atheer.
Masimo Foundation for Ethics, Innovation and Competition in Healthcare
Joe Kiani is also the Chairman and one of his family members is a Director of the Masimo Foundation for Ethics, Innovation and Competition in Healthcare (the “Masimo Foundation”), a non-profit organization which was founded in 2010 to provide a platform for encouraging ethics, innovation and competition in healthcare. The Company’s

| 2018 Proxy Statement

Executive Vice President (“EVP”) and General Counsel is a Director and also serves as the Secretary and Treasurer of the Masimo Foundation. During fiscal 2017, the Company made no contributions to the Masimo Foundation.
Patient Safety Movement Foundation
The Patient Safety Movement Foundation (“PSMF”) is a non-profit organization which was founded in 2013 to work with hospitals, medical technology companies and patient advocates to unite the healthcare ecosystem and eliminate the more than 200,000 U.S. preventable hospital deaths that occur every year by 2020. Joe Kiani is also the Chairman of PSMF. The Company’s EVP and General Counsel and the Company’s EVP, Chief Financial Officer serve as the Secretary and the Treasurer, respectively, of the PSMF. The Company made no contributions to PSMF during fiscal 2017.
Indemnification Agreements with Directors and Executive Officers
We have entered into indemnity agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.
HOUSEHOLDING
A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as filed with the SEC on February 28, 2018 (the “Form 10-K”), which is our 2017 Annual Report, is being mailed to you along with this Proxy Statement. We are sending only one annual report and proxy statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report or proxy statement in the future, you may request them by calling our Corporate Secretary at (949) 297-7000, or by submitting a request in writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, and we will promptly deliver a separate annual report and proxy statement to you. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Corporate Secretary in the same manner described above.
ANNUAL REPORT ON FORM 10-K
A copy of our Form 10-K is available without charge upon written request to Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 31, 2018:
The Proxy Statement, the Form 10-K and the Proxy Card are available at:
www.envisionreports.com/MASI

| 2018 Proxy Statement

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Chairman & Chief Executive Officer
April 20, 2019
You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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APPENDIX A
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items described below. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results or that these items are not indicative of the Company’s on-going core operating performance.
The Company has presented the following non-GAAP measures to assist investors in understanding the Company’s financial performance for fiscal 2017: (i) non-GAAP operating profit and (ii) non-GAAP net income per diluted share. Management believes non-GAAP operating profit and non-GAAP net income per diluted share are important measures in the evaluation of the Company’s performance and uses these measures to better understand and evaluate our business.
The non-GAAP financial measures reflect adjustments for the following items, as well as the related income tax effects thereof:
Acquisition-related costs, including depreciation and amortization. Depreciation and amortization related to the revaluation of assets and liabilities (primarily intangible assets, property, plant and equipment adjustments, inventory revaluation, lease liabilities, etc.) to fair value through purchase accounting related to value created by the seller prior to the acquisition rather than ongoing costs of operating our core business. As a result, we believe that exclusion of these costs in presenting non-GAAP financial measures provides management and investors a more effective means of evaluating historical performance and projected costs and the potential for realizing cost efficiencies within our core business. Depreciation and amortization related to the revaluation of acquisition related assets and liabilities will generally recur in future periods.
Litigation damages, awards and settlements. In connection with litigation proceedings arising in the course of our business, we have recorded expenses as a defendant in such proceedings in the form of damages, as well as gains as a plaintiff in such proceedings in the form of litigation awards and settlement proceeds; most recently in connection with our November 2016 settlement agreement with Koninklijke Philips N.V. We believe that exclusion of these expenses and gains is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. In this regard, we note that these expenses and gains are generally unrelated to our core business and/or infrequent in nature.
Elimination of fiscal 2015 impact of variable interest entity - Cercacor Laboratories, Inc. (Cercacor). As a result of changes in the capital structure of Cercacor, as well as certain of its contractual relationships with us, we completed a re-evaluation of the authoritative consolidation guidance during the first quarter of 2016 and determined that although Cercacor remained a variable interest entity (VIE), we were no longer its primary beneficiary. Based on such determination, we discontinued consolidating Cercacor within our consolidated financial statements beginning in fiscal 2016. As a result, we believe that exclusion of Cercacor’s results for fiscal 2015 is necessary to properly present comparative financial information related to fiscal 2016 and 2017.
Excess tax benefits from stock-based compensation. Accounting Standard Update No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), requires that excess tax benefits or costs recognized on stock-based compensation expense be reflected in our provision for income taxes rather than paid-in capital. Since we cannot control or predict when stock option awards will be exercised or the price at which such awards will be exercised, the impact of ASU 2016-09 can create significant volatility in our effective tax rate from one period to the next. We believe that exclusion of these excess tax benefits or costs is useful to management

A
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and investors in evaluating the performance of our ongoing operations on a period-to-period basis. These excess tax benefits or costs will generally recur in future periods as long as we continue to issue equity awards to our employees.
Tax impacts that may not be representative of the ongoing results of our core operations. The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) was signed into law in December 2017, and became effective January 1, 2018. The 2017 Tax Act included a number of changes to existing U.S. federal tax law impacting businesses including, among other things, a permanent reduction in the corporate income tax rate from 35% to 21%, a one-time transition tax on the “deemed repatriation” of cumulative undistributed foreign earnings as of December 31, 2017 and changes in the prospective taxation of the foreign operations of U.S. multinational companies. We believe that exclusion of the tax charges related to the 2017 Tax Act is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. In this regard, we note that this tax charge is unrelated to our core business and non-recurring in nature.
These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs or benefits associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

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APPENDIX A SUPPLEMENTAL FINANCIAL INFORMATION GAAP TO NON-GAAP RECONCILIATION OPERATING PROFIT / OPERATING PROFIT MARGIN (unaudited in thousands, except percentages)

	Fiscal 2017		Fiscal 2016		Fiscal 2015
Total revenues	$798,108	24.7%	$694,625	100.0%	$630,111	100.0%

Total GAAP operating profit	197,361	24.7%	420,770	60.6%	120,250	19.1%

Non-GAAP adjustments:
Acquisition-related costs	1,597	0.2%	1,733	0.2%	1,552	0.2%
Litigation damages, awards and settlements	—	—%	(270,000)	(38.9)%	(19,609)	(3.1)%
Elimination of Cercacor	—	—%	—	—%	1,763	0.3%
Total non-GAAP adjustments	1,597	0.2%	(268,267)	(38.6)%	(16,294)	(2.6)%

Non-GAAP operating profit	$198,958	24.9%	$152,503	22.0%	$103,956	16.5%

APPENDIX A SUPPLEMENTAL FINANCIAL INFORMATION GAAP TO NON-GAAP RECONCILIATION NET INCOME PER DILUTED SHARE (“EPS”) (unaudited)

	Fiscal 2017	Fiscal 2016	Fiscal 2015
GAAP EPS	$2.36	$5.65	$1.55

Non-GAAP adjustments:
Acquisition-related costs	0.02	0.03	0.03
Litigation damages, awards and settlements	—	(5.08)	(0.38)
Elimination of Cercacor	—	—	(0.03)
Tax impact of pre-tax non-GAAP adjustments	(0.01)	1.58	0.02
ASU 2016-09 benefit from stock option gains	(0.70)	(0.24)	—
2017 U.S. Tax Cut and Jobs Act	0.78	—	—
Total non-GAAP adjustments	0.09	(3.71)	(0.36)

Non-GAAP EPS	$2.45	$1.94	$1.19

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APPENDIX B
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
FOR FISCAL 2017 EXECUTIVE BONUS INCENTIVE PLAN

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with GAAP. These non-GAAP financial measures make adjustments for the items described below. Management and the Compensation Committee believe that adjustments for these items assist the Compensation Committee and investors in assessing true Company performance against the fiscal 2017 operating profit margin target that was established under the fiscal 2017 Executive Bonus Incentive Plan based on the fiscal 2017 business plan that existed at the time the performance targets under the fiscal 2017 Executive Bonus Incentive Plan were set on March 16, 2017.
Fiscal 2017 Adjusted Revenue and/or Adjusted EPS reflect adjustment for the following items, as well as the related income tax effects thereof, if any:
Plan F/X adjustments. Some of our sales agreements with foreign customers provide for payment in currencies other than the U.S. Dollar. Similarly, certain of our product costs and operating expenses, and the related balance sheet payables and accruals, are denominated in foreign currencies other than the U.S. Dollar. These foreign currency revenues, costs and expenses, receivables, payables and accruals, when converted into U.S. Dollars, can vary significantly from period to period depending on the average and quarter-end exchange rates during a respective period. The Compensation Committee believes that comparing these foreign currency denominated revenues, costs and expenses by holding the exchange rates constant with the rates in effect at the time the 2017 business plan was established is necessary to truly assess actual performance against fiscal 2017 performance targets under the fiscal 2017 Executive Bonus Incentive Plan, as well as the fiscal 2017 PSUs awarded under the 2017 Equity Plan.
Royalty Income. The majority of the Company’s royalty revenue arises from one agreement with Medtronic plc (“Medtronic”, formerly Covidien Ltd.) and is due and payable quarterly based on U.S. sales of certain Medtronic products. An estimate of these royalty revenues is recorded in the period earned based on the prior historical results. This royalty income is outside of Management’s control and is based on third party sales made by Medtronic. In addition, Medtronic will discontinue paying royalties to the Company after October 6, 2018. Accordingly, the Compensation Committee believes that excluding these royalties from the calculation of the Adjusted Revenue target and actual performance under the fiscal 2017 Executive Bonus Incentive Plan was appropriate to focus management on driving product and other revenue that was within its control and aligned with the long-term interests of our stockholders.
Excess tax benefits and related payroll tax expenses associated with stock-based compensation. ASU 2016-09 requires that excess tax benefits or costs recognized on stock-based compensation expense be reflected in our provision for income taxes rather than paid-in capital. Since we cannot control or predict when stock option awards will be exercised by employees or the price at which such awards will be exercised, the impact of ASU 2016-09 can create significant volatility in our effective tax rate and payroll tax expense from one period to the next. The Compensation Committee believes that exclusion of both the excess tax income tax benefits and incremental payroll tax costs associated with the incremental income tax deductions are necessary to truly assess actual performance against fiscal 2017 performance targets under the fiscal 2017 Executive Bonus Incentive Plan, as well as the fiscal 2017 PSUs awarded under the 2017 Equity Plan.
Tax impacts that may not be representative of the ongoing results of our core operations. The 2017 Tax Act was signed into law in December 2017, and became effective January 1, 2018. The 2017 Tax Act included a number of changes to existing U.S. federal tax law impacting businesses including, among other things, a permanent reduction in the corporate income tax rate from 35% to 21%, a one-time transition tax on the

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“deemed repatriation” of cumulative undistributed foreign earnings as of December 31, 2017 and changes in the prospective taxation of the foreign operations of U.S. multinational companies. The Compensation Committee believes that exclusion of the tax charges related to the 2017 Tax Act is necessary to truly assess actual performance against fiscal 2017 performance targets under the fiscal 2017 Executive Bonus Incentive Plan. In this regard, the Compensation Committee notes that this tax charge is unrelated to our core business and non-recurring in nature.
Changes in Diluted Shares Outstanding. The Adjusted EPS target was established based on the assumption of 55,350,000 diluted shares outstanding, thereby excluding any impact of potential stock repurchases or stock option exercises that may occur during the year. Accordingly, the Compensation Committee believes that excluding the impact of any actual repurchases or stock option exercises that occurred during the year is necessary to truly assess actual performance against fiscal 2017 Adjusted EPS performance target under the fiscal 2017 Executive Bonus Incentive Plan.
These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs or benefits associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider these supplemental non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

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APPENDIX B SUPPLEMENTAL FINANCIAL INFORMATION FOR FISCAL 2017 EXECUTIVE BONUS INCENTIVE PLAN GAAP TO ADJUSTED-GAAP RECONCILIATION ADJUSTED REVENUE (unaudited in millions)

Fiscal 2017
Total GAAP revenues	$798.1

Non-GAAP adjustments:
F/X adjustments to plan rates	(6.0)
Royalty income	(32.8)
Total non-GAAP adjustments	(38.8)

Adjusted Revenue for fiscal 2017 Executive Bonus Incentive Plan	$759.3

APPENDIX B SUPPLEMENTAL FINANCIAL INFORMATION FOR FISCAL 2017 EXECUTIVE BONUS INCENTIVE PLAN GAAP TO ADJUSTED-GAAP RECONCILIATION NET INCOME PER DILUTED SHARE (“EPS”) (unaudited)

Fiscal 2017
GAAP EPS	$2.36

Non-GAAP adjustments:
F/X adjustments to plan rates	(0.06)
Incremental payroll taxes associated with employee equity award gains related to the ASU 2016-09 tax benefit	0.03
Tax impact of pre-tax non-GAAP adjustments	(0.01)
ASU 2016-09 benefit from stock option gains	(0.70)
2017 U.S. Tax Cut and Jobs Act	0.78
Adjustment to plan diluted shares of 55,350,000 shares	0.02
Total non-GAAP adjustments	0.06

Adjusted EPS for fiscal 2017 Executive Bonus Incentive Plan	$2.42

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APPENDIX C
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURE
FOR FISCAL 2017 PSU AWARDS

The non-GAAP financial measure contained herein is a supplement to the corresponding financial measure prepared in accordance with GAAP. This non-GAAP financial measure makes adjustments for the items described below. Management and the Compensation Committee believe that adjustments for these items assist the Compensation Committee and investors in assessing true Company performance against the fiscal 2017 Adjusted Operating Profit Margin target that was established under the 2017 Equity Plan based on the fiscal 2017 business plan that existed at the time the PSUs were granted on June 5, 2017.
Fiscal 2017 Adjusted Operating Profit Margin reflects adjustments for the following items:
Plan F/X adjustments. Some of our sales agreements with foreign customers provide for payment in currencies other than the U.S. Dollar. Similarly, certain of our product costs and operating expenses, and the related balance sheet payables and accruals, are denominated in foreign currencies other than the U.S. Dollar. These foreign currency revenues, costs and expenses, receivables, payables and accruals, when converted into U.S. Dollars, can vary significantly from period to period depending on the average and quarter-end exchange rates during a respective period. The Compensation Committee believes that comparing these foreign currency denominated revenues, costs and expenses by holding the exchange rates constant with the rates in effect at the time the 2017 business plan was established is necessary to truly assess actual performance against fiscal 2017 performance targets under the fiscal 2017 Executive Bonus Incentive Plan, as well as the fiscal 2017 PSUs awarded under the 2017 Equity Plan.
Excess tax benefits and related payroll tax expenses associated with stock-based compensation. ASU 2016-09 requires that excess tax benefits or costs recognized on stock-based compensation expense be reflected in our provision for income taxes rather than paid-in capital. Since we cannot control or predict when stock option awards will be exercised by employees or the price at which such awards will be exercised, the impact of ASU 2016-09 can create significant volatility in our effective tax rate and payroll tax expense from one period to the next. The Compensation Committee believes that exclusion of both the excess tax income tax benefits and incremental payroll tax costs associated with the incremental income tax deductions are necessary to truly assess actual performance against fiscal 2017 performance targets under the fiscal 2017 Executive Bonus Incentive Plan, as well as the fiscal 2017 PSUs awarded under the 2017 Equity Plan.
This non-GAAP financial measure has certain limitations in that it does not reflect all of the costs or benefits associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider this supplemental non-GAAP financial measure in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. This non-GAAP financial measure presented by the Company may be different from non-GAAP financial measures used by other companies.

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APPENDIX C
SUPPLEMENTAL FINANCIAL INFORMATION
FOR FISCAL 2017 PSU AWARD FINANCIAL MEASURES

GAAP TO ADJUSTED-GAAP RECONCILIATION
REVENUE / OPERATING PROFIT / OPERATING PROFIT MARGIN
(unaudited in thousands, except percentages)

	Fiscal 2017
	Revenue	Operating Profit	Operating Profit Margin
Fiscal 2017 GAAP amount, as reported	$798,108	$197,361	24.7%

Non-GAAP adjustments:
F/X adjustments to plan rates	(5,981)	(3,689)	(0.2)%
Incremental payroll taxes associated with employee equity award gains related to the ASU 2016-09 tax benefit		1,935	0.2%
Total non-GAAP adjustments	(5,981)	(1,754)	—

Fiscal 2017, as adjusted for PSU awards	$792,127	$195,607	24.7%

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Directions to the 2018 Annual Meeting of Stockholders of Masimo Corporation
Masimo Corporation
52 Discovery
Irvine, California 92618
(949) 297-7000

From the North (Los Angeles/Long Beach/John Wayne Airport)
Take 405 Fwy South. Take SAND CANYON AVE exit.
Turn Left on SAND CANYON AVE—go 4.6 miles
Turn Right on BARRANCA PKWY—go 1.7 miles
Turn Left on DISCOVERY—go 0.3 miles
Arrive at 52 DISCOVERY, IRVINE, on the Right
From the South (San Diego and points South of Irvine)
Take 5 Fwy North. Take ALTON PKWY exit.
Turn Left on ALTON PKWY—go 0.4 miles.
Turn Right on IRVINE CENTER DRIVE—go 0.8 miles
Turn Left on DISCOVERY—go 0.1 miles
Arrive at 52 DISCOVERY, IRVINE, on the Left
From the East (Riverside County)
Take the 91 Fwy West or the 55 Fwy South
Take 5 Fwy South. Take exit for California 133S towards Laguna Beach
Keep right for BARRANCA PKWY—go 0.6 miles
Turn Right on BARRANCA PKWY—go 0.1 miles
Turn Right on DISCOVERY—go 0.3 miles
Arrive at 52 DISCOVERY, IRVINE, on the Right

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 11:00 p.m., Pacific Time, on May 30, 2018

Vote by internet • Go to www.envisionreports.com/MASI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
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THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL NO. 1, FOR THE APPROVAL OF PROPOSAL NO. 2 AND FOR THE APPROVAL OF PROPOSAL NO. 3.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Proposals
The Board of Directors recommends a vote FOR each of the following proposals:

		For	Against	Abstain
1.	Election of Class II Directors:
	- Thomas Harkin	☐	☐	☐
	- Joe Kiani	☐	☐	☐
2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year ending December 29, 2018.	☐	☐	☐
3.	Advisory resolution to approve named executive officer compensation.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of postponement thereof.
This proxy is governed by the laws of the State of Delaware.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder must sign. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If the signer is a partnership, please sign in the partnership’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
01GPJD
You can view the Annual Report and Proxy Statement on the internet at www.masimo.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
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Proxy — MASIMO CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2018 MASIMO CORPORATION
52 DISCOVERY, IRVINE, CALIFORNIA 92618
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Joe Kiani and Micah Young, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Masimo Corporation, a Delaware corporation (“Masimo”), to be held at Masimo’s principal executive offices at 52 Discovery, Irvine, California 92618, on May 31, 2018, at 2:00 p.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of Masimo’s capital stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as specified on the reverse side.

Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+

Masimo • 52 Discovery • Irvine, CA 92618 • Tel: 949 297 7000
© 2017 Masimo Corporation. All rights reserved.